Filed pursuant to Rule 424(b)(5)
Registration Statements Nos. 333-179186 and 333-183038

INVITATION SUPPLEMENT

To prospectus dated February 2, 2012 and prospectus supplement dated February 2, 2012

United Mexican States

invites holders of the series of notes and bonds listed below (the “Group A Bonds”)

to submit, in a modified Dutch auction for each series of Group A Bonds,

offers to exchange each series of Group A Bonds for reopened 3.625% Global Notes due 2022

(the “Reopened 2022 Notes”), reopened 4.750% Global Notes due 2044 (the “Reopened 2044 Notes”)

or reopened 5.750% Global Notes due 2110 (the “Reopened 2110 Notes”) and, in each case, if Mexico determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined

Series of Bonds	Outstanding Principal Amount		ISIN	CUSIP	Relative Spread for Exchange into Reopened 2022 Notes (basis points)	Relative Spread for Exchange into Reopened 2044 Notes (basis points)	Relative Spread for Exchange into Reopened 2110 Notes (basis points)
6.375% Global Notes due 2013 (“2013 Notes”)	U.S. $	1,168,414,000	US91086QAK40	91086QAK4	227	366	447
5.875% Global Notes due 2014 (“January 2014 Notes”)	U.S. $	1,291,108,000	US91086QAQ10	91086QAQ1	153	292	378
5.875% Global Notes due 2014 (“February 2014 Notes”)	U.S. $	1,490,000,000	US91086QAX60	91086QAX6	153	292	377
6.625% Global Notes due 2015 (“2015 Notes”)	U.S. $	1,343,649,000	US91086QAL23	91086QAL2	127	266	344
11.375% Global Bonds due 2016 (“2016 Bonds”)	U.S. $	1,681,197,000	US593048BA88	593048BA8	103	242	316
5.625% Global Notes due 2017 (“2017 Notes”)	U.S. $	3,500,000,000	US91086QAU22	91086QAU2	98	237	317

and the holders of the series of notes and bonds listed below (the “Group B Bonds”) to submit, in a modified Dutch auction for each series of Group B Bonds, offers to exchange each series of Group B Bonds for

Reopened 2044 Notes or Reopened 2110 Notes and, in each case, if Mexico determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined

Series of Bonds	Outstanding Principal Amount		ISIN	CUSIP	Relative Spread for Exchange into Reopened 2044 Notes (basis points)	Relative Spread for Exchange into Reopened 2110 Notes (basis points)
5.95% Global Notes due 2019 (“2019 Notes”)	U.S. $	2,928,103,000	US91086QAW87	91086QAW8	189	265
8.125% Global Bonds due 2019 (“2019 Bonds”)	U.S. $	1,352,366,000	US593048BN00	593048BN0	181	256
5.125% Global Notes due 2020 (“2020 Notes”)	U.S. $	3,000,000,000	US91086QAY44	91086QAY4	176	252
8% Global Notes due 2022 (“2022 Notes”)	U.S. $	714,348,000	US91086QAJ76	91086QAJ7	133	206
11.50% Global Bonds due 2026 (“2026 Bonds”)	U.S. $	338,580,000	US593048AX90	593048AX9	60	132
8.30% Global Notes due 2031 (“2031 Notes”)	U.S. $	1,626,187,000	US91086QAG38	91086QAG3	33	105
7.50% Global Notes due 2033 (“2033 Notes”)	U.S. $	1,105,207,000	US91086QAN88	91086QAN8	22	94
6.75% Global Notes due 2034 (“2034 Notes”)	U.S. $	3,261,044,000	US91086QAS75	91086QAS7	19	91
6.05% Global Notes due 2040 (“2040 Notes”)	U.S. $	4,250,000,000	US91086QAV05	91086QAV0	0	81

We refer to the Group A Bonds and Group B Bonds collectively as the “Old Bonds.” The Reopened 2022 Notes, Reopened 2044 Notes and Reopened 2110 Notes are collectively referred to as the “Reopened Notes.” We refer to this invitation supplement, the accompanying prospectus supplement and prospectus together as the “Invitation materials,” and the invitation contemplated hereby as the “Invitation.”

THE INVITATION WILL BEGIN ON AUGUST 3, 2012. THE INVITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON AUGUST 9, 2012 (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED BY MEXICO IN ITS SOLE DISCRETION.

The Reopened 2022 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 3.625% Global Notes due 2022 (CUSIP No. 91086QBA5, ISIN US91086QBA58, Common Code 72900952), which we refer to as the “outstanding 2022 Notes.” The Reopened 2044 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 4.750% Global Notes due 2044 (CUSIP No. 91086QBB3, ISIN US91086QBB32, Common Code 75647727), which we refer to as the “outstanding 2044 Notes.” The Reopened 2110 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 5.750% Global Notes due 2110 (CUSIP No. 91086QAZ1, ISIN US91086QAZ19, Common Code 054886942), which we refer to as the “outstanding 2110 Notes.”

The Reopened Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Mexico’s outstanding public external indebtedness issued prior to March 3, 2003. Certain of the Old Bonds were originally issued prior to such date. Under these provisions, which are described beginning on page 7 of the accompanying prospectus dated February 2, 2012, Mexico may amend the payment provisions of the Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

Please see “Risk Factors ” on page IS-22 for important information that each holder should consider before making a decision with respect to the Invitation.

Mexico will apply to list the Reopened Notes on the Luxembourg Stock Exchange and to have the Reopened Notes admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The Reopened Notes will not be registered in the National Securities Registry maintained by the Mexican National Banking and Securities Commission (“CNBV”) and may not be offered or sold publicly in Mexico. The Reopened Notes may be offered or sold privately in Mexico to qualified and institutional investors, pursuant to the exemption contemplated under Article 8 of the Mexican Securities Market Law. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the Reopened Notes for informational purposes only. Such notice does not certify the solvency of Mexico, the investment quality of the Reopened Notes or that the information contained in this invitation supplement, the prospectus supplement or in the prospectus is accurate or complete. Mexico has prepared this invitation supplement and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

The Dealer Managers for the Invitation are:

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.

August 3, 2012

In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This invitation supplement has been prepared on the basis that any offer of Reopened Notes in any Member State of the European Economic Area (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Reopened Notes. Accordingly any person making or intending to make any offer within the EEA of Reopened Notes which are the subject of this invitation supplement may only do so in circumstances in which no obligation arises for Mexico, or any of the Dealer Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Mexico nor the Dealer Managers have authorized, nor do they authorize, the making of any offer of Reopened Notes in circumstances in which an obligation arises for Mexico or the Dealer Managers to publish a prospectus for such offer.

For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.”

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Reopened Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Reopened Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Invitation Supplement

INTRODUCTION

This document supplements the attached prospectus supplement dated February 2, 2012, relating to Mexico’s U.S. $80,000,000,000 Global Medium-Term Note, Series A Program and the attached prospectus dated February 2, 2012 relating to Mexico’s debt securities and warrants. You should read this document along with the attached prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document. This invitation supplement constitutes a “pricing supplement” or “final terms” as defined in the prospectus supplement and prospectus.

Any questions regarding the Invitation may be directed to Bondholder Communications Group, LLC, the information and exchange agent (the “Information and Exchange Agent”), at the telephone numbers provided on the back cover of this invitation supplement. Holders may also contact Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC or Goldman, Sachs & Co. (the “Dealer Managers”) at the telephone numbers provided on the back cover of this invitation supplement for information concerning the Invitation.

Mexico is responsible only for the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. Mexico, and the Dealer Managers, have not authorized anyone else to provide you with different information. Mexico and the Dealer Managers are offering the Reopened Notes and seeking offers to exchange the Old Bonds only in jurisdictions where it is lawful to do so.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this invitation supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Mexico, the Dealer Managers or the Information and Exchange Agent and none of Mexico, the Dealer Managers or the Information and Exchange Agent takes any responsibility for information that others may give to you. This invitation supplement does not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Mexico is furnishing this document and the attached prospectus supplement and prospectus solely for use by current holders of Old Bonds in the context of the Invitation. Mexico confirms that:

•	the information contained in this document and the prospectus supplement and the prospectus is true and correct in all material respects and is not misleading,

•	it has not omitted other facts the omission of which makes this document and the prospectus supplement and the prospectus as a whole misleading, and

•	it accepts responsibility for the information it has provided in this document and the prospectus supplement and the prospectus.

The Reopened Notes are debt securities of Mexico, which are being offered under Mexico’s registration statements nos. 333-179186 and 333-183038 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus supplement and prospectus are part of each of the registration statements. The prospectus supplement and prospectus provide you with a general description of the securities that Mexico may offer, and this document contains specific information about the terms of the Invitation and the Reopened Notes. This document also adds, updates or changes information provided or incorporated by reference in the prospectus supplement and prospectus. Consequently, before you decide to participate in the Invitation, you should read this document together with the prospectus supplement and prospectus as well as the documents incorporated by reference in the prospectus supplement and prospectus.

The information contained in this document and the attached prospectus supplement and prospectus is current only as of their respective dates. Neither the delivery of this invitation supplement nor any exchange made hereunder shall, under any circumstances, create any implication that the information in this invitation supplement is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Mexico since such date.

Mexico will cancel the Old Bonds it acquires pursuant to the Invitation. Accordingly, this transaction will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds that Mexico does not acquire.

Offers to exchange Old Bonds pursuant to the Invitation may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date, but not thereafter. In the event of a termination of the Invitation, Old Bonds delivered pursuant to offers pursuant to the terms of the Invitation will be returned promptly to their respective holders. Mexico may, but will not be obligated to, extend withdrawal rights if it extends the Expiration Date.

Offers to exchange may only be submitted by a direct participant in The Depository Trust Company (“DTC”), the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Mexico reserves the right to reject any offer not received in the appropriate form. Custodians, direct participants and clearing systems might have deadlines prior to the Expiration Date for receiving instructions and should be contacted by you as soon as possible to ensure proper and timely delivery of instructions. Holders who hold Old Bonds through Euroclear or Clearstream, Luxembourg are urged to submit their offers at least one day in advance of the Expiration Date to avoid delays that might affect the valid exchange of their Old Bonds.

None of Mexico, the Dealer Managers or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair. None of Mexico, the Dealer Managers or the Information and Exchange Agent makes any recommendation that you offer to exchange Old Bonds or refrain from doing so pursuant to the Invitation, and no one has been authorized by Mexico, the Dealer Managers or the Information and Exchange Agent to make any such recommendation. You must make your own decision as to whether to offer to exchange Old Bonds or refrain from doing so, and, if so, the principal amount of Old Bonds to offer to exchange and the Clearing Cash Payment (as described in this document) that you would accept if you were to exchange your Old Bonds for Reopened Notes.

You must comply with all laws that apply to you in any place in which you possess this invitation supplement. You must also obtain any consents or approvals that you need in order to submit Offers and deliver Old Bonds. None of Mexico, the Dealer Managers or the Information and Exchange Agent is responsible for your compliance with these legal requirements. It is important that you read “Jurisdictional Restrictions” beginning on page IS-65 of this document.

Mexico has prepared the Invitation materials and is solely responsible for their contents. You are responsible for making your own examination of Mexico and your own assessment of the merits and risks of accepting the Invitation and submitting offers to exchange Old Bonds. By making an offer of your Old Bonds, you will be deemed to have acknowledged that:

•	you have reviewed the Invitation materials;

•	you have had an opportunity to request and review any additional information that you may need; and

•	the Dealer Managers are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the Invitation materials.

Mexico and the Dealer Managers are not providing you with any legal, business, tax or other advice in the Invitation materials. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to accept the Invitation and submit offers to exchange Old Bonds.

As used in this invitation supplement, “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in Mexico City, New York City or London.

FORWARD-LOOKING STATEMENTS

This invitation supplement contains forward-looking statements. Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.

•

Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, portfolio investment in particular.

•

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.

CERTAIN LEGAL RESTRICTIONS

The distribution of the Invitation materials, including this invitation supplement, and the transactions contemplated by the Invitation materials, may be restricted by law in certain jurisdictions. Mexico is making the Invitation only in those jurisdictions where it is legal to do so. The Invitation is void in all jurisdictions where it is prohibited. If the Invitation materials come into your possession, you are required by Mexico to inform yourself of and to observe all of these restrictions. The Invitation materials do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Invitation be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the Invitation shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Mexico in that jurisdiction. Beneficial owners who may lawfully participate in the Invitation in accordance with the terms thereof are referred to as “holders.” For more information, see “Jurisdictional Restrictions.”

SUMMARY OF THE INVITATION

This summary highlights information contained elsewhere in this document. It is not complete and may not contain all the information that you should consider before offering Old Bonds in exchange for Reopened Notes. You should read the entire invitation supplement and the accompanying prospectus supplement and prospectus carefully.

The Invitation

Invitation

Mexico is inviting holders of each series of Old Bonds specified on the cover of this document to submit offers to exchange Old Bonds for Reopened Notes and, in each case, if Mexico determines to pay an additional amount of cash, a U.S. dollar amount of cash as so determined. Specifically, Mexico is inviting holders of its Group A Bonds to submit offers to exchange each series of Group A Bonds for Reopened 2022 Notes, Reopened 2044 Notes or Reopened 2110 Notes, and holders of its Group B Bonds to submit offers to exchange each series of Group B Bonds for Reopened 2044 Notes or Reopened 2110 Notes.

We refer to the 36 resulting possible exchange combinations as the “Combinations.”

The Reopened 2022 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 3.625% Global Notes due 2022 (CUSIP No. 91086QBA5, ISIN US91086QBA58, Common Code 72900952).

The Reopened 2044 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 4.750% Global Notes due 2044 (CUSIP No. 91086QBB3, ISIN US91086QBB32, Common Code 75647727).

The Reopened 2110 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 5.750% Global Notes due 2110 (CUSIP No. 91086QAZ1, ISIN US91086QAZ19, Common Code 054886942).

Purpose of the Invitation	The Invitation is part of a broader program of Mexico to manage its external liabilities.

Risk Factors

The Invitation involves material risks, including the following:

•    If the Invitation is completed, the trading market for the Old Bonds will become more limited, which may adversely affect the liquidity and market value of the Old Bonds;

•    Mexico may engage in other liability management transactions with respect to the Old Bonds, on terms which may be more or less favorable than the Invitation;

•    You will not be able to determine the applicable Clearing Cash Payment for any series of Old Bonds prior to the time that you make your decision whether to participate in the Invitation; and

•    Mexico is a foreign sovereign state and accordingly it may be difficult to enforce judgments against it.

Consideration to be Received Pursuant to Offers

If you offer to exchange Old Bonds pursuant to the Invitation and Mexico accepts your offer, you will receive for each U.S. $1,000 principal amount of Old Bonds tendered for exchange:

•    a principal amount of Reopened Notes of the relevant series equal to the product of (1) U.S. $1,000 and (2) the applicable Exchange Ratio, with the aggregate principal amount of the Reopened Notes to be issued to you being rounded down to the nearest U.S. $2,000;

•    if you are exchanging 2040 Notes for Reopened 2044 Notes, the Base Cash Component;

•    if Mexico accepts competitive offers for the applicable Combination, a cash payment, which we refer to as the “Clearing Cash Payment”; and

•    a payment in cash in respect of rounded amounts.

The “Exchange Ratio” for each Combination will be equal to:

•    the relevant Old Bond Exchange Value, divided by

•    the relevant Reopened Note Exchange Value.

The Exchange Ratio will be rounded to the fifth decimal place, with 0.000005 rounded to 0.00001.

The Base Cash Component applies only to exchanges of 2040 Notes for 2044 Notes. The Base Cash Component is U.S. $250.00 for each U.S. $1,000 principal amount of 2040 Notes accepted for exchange.

The purpose of the Base Cash Component is to ensure that all Reopened Notes will be fungible for U.S. tax purposes. Mexico reserves the right to modify the Base Cash Component prior to 6:00 P.M., New York City time, on the business day prior to the Expiration Date, in order to ensure that all of the 2044 Notes to be issued will be fungible for U.S. tax purposes, and Mexico may reduce or eliminate the Base Cash Component to the extent that it is not necessary to ensure fungibility. The Base Cash Component will be deducted from the Old Bond Exchange Value for the 2040 Notes when calculating the Exchange Ratio for exchanges of 2040 Notes for Reopened 2044 Notes, as described below.

The aggregate principal amount of each series of Reopened Notes that will be issued to you will be rounded down to the nearest U.S. $2,000 and you will receive a cash payment in respect of the principal amount not issued as a result of that rounding. The cash payment for rounding will be an amount equal to the principal amount not issued multiplied by the applicable Reopened Note Exchange Value divided by U.S. $1,000.

You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date on the Reopened Notes issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Notes issued to you.

Holders of Old Bonds accepted for exchange will continue to receive any interest due and payable on the next regular interest payment date for their Old Bonds if the interest payment date occurs during the period from the date hereof to the Settlement Date.

Determination of Old Bond Exchange Values

The “Old Bond Exchange Value” for each series of Old Bonds will be the sum of:

1.      a price per U.S. $1,000 principal amount of such Old Bonds (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) intended to result in a yield to maturity of such Old Bonds on the Settlement Date equal to the sum of:

•    the relevant UST Benchmark Rate, plus

•    the relevant Benchmark Spread, minus

•    the Relative Spread for the relevant Combination (expressed as a percentage),

plus

2.      the amount of interest accrued on each U.S. $1,000 principal amount of Old Bonds of the relevant series (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) during the period from and including the most recent interest payment date on the Old Bonds of such series to but excluding the Settlement Date, minus

3.      in the case of an exchange of 2040 Notes for Reopened 2044 Notes, the Base Cash Component.

The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page BBT1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Mexico in its sole discretion if the Bloomberg U.S. Treasury Monitor is not available or is manifestly erroneous, as of approximately 5:00 P.M., New York City time, on the business day prior to the Expiration Date, for the relevant UST Bond.

“UST Bond” means:

•    in the case of Old Bonds being exchanged for Reopened 2022 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2022 Notes), the U.S. Treasury 1.750% Note due May 15, 2022, and

•    in the case of Old Bonds being exchanged for Reopened 2044 Notes or Reopened 2110 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2044 Notes or Reopened 2110 Notes), the U.S. Treasury 3.000% Bond due May 15, 2042.

The “Benchmark Spread” means the spread (as determined and, as soon as practicable thereafter, announced by Mexico), as of approximately 5:00 P.M., New York City time, on the business day prior to the Expiration Date:

•    in the case of Old Bonds being exchanged for Reopened 2022 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2022 Notes), of the outstanding 2022 Notes over the relevant UST Benchmark Rate, and

•    in the case of Old Bonds being exchanged for Reopened 2044 Notes or Reopened 2110 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2044 Notes or Reopened 2110 Notes), of the outstanding 2044 Notes or 2110 Notes, as applicable, over the relevant UST Benchmark Rate.

The “Relative Spread” for each Combination of Group A Bonds is set forth below:

Old Bond Series	Relative Spread for Exchange into
	Reopened 2022 Notes	Reopened 2044 Notes	Reopened 2110 Notes
2013 Notes	227	366	447
January 2014 Notes	153	292	378
February 2014 Notes	153	292	377
2015 Notes	127	266	344
2016 Bonds	103	242	316
2017 Notes	98	237	317

The “Relative Spread” for each Combination of Group B Bonds is set forth below:

Old Bond Series	Relative Spread for Exchange into
	Reopened 2044	Reopened 2110
	Notes	Notes
2019 Notes	189	265
2019 Bonds	181	256
2020 Notes	176	252
2022 Notes	133	206
2026 Bonds	60	132
2031 Notes	33	105
2033 Notes	22	94
2034 Notes	19	91
2040 Notes	0	81

At or around 5:00 P.M., New York City time, on the business day prior to the Expiration Date, Mexico will determine and, as soon as practicable thereafter, announce the UST Benchmark Rates, the Benchmark Spreads, each Old Bond Exchange Value, each Reopened Note Exchange Value and the Exchange Ratio for each Combination.

Determination of Reopened Note Exchange Values

The “Reopened Note Exchange Value” for each series of Reopened Notes will be the sum of:

1.      a price per U.S. $1,000 principal amount of such Reopened Notes (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) intended to result in a yield to maturity of such Reopened Notes on the Settlement Date equal to the sum of:

•    the relevant UST Benchmark Rate, plus

•    the relevant Benchmark Spread (expressed as a percentage),

plus

2.      the amount of interest accrued on each U.S. $1,000 principal amount of the corresponding outstanding 2022 Notes, the 2044 Notes or 2110 Notes, as the case may be (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01), during the period from and including the most recent interest payment date on such notes to but excluding the Settlement Date.

Minimum Clearing Cash Payments	The Minimum Clearing Cash Payment for each Combination is zero.

Determination of Clearing Cash Payments

The “Clearing Cash Payment” for each Combination will be an amount, for each U.S. $1,000 principal amount of the relevant series of Old Bonds tendered and accepted for exchange into the relevant series of Reopened Notes, determined by Mexico in its sole discretion pursuant to a separate modified Dutch auction for each Combination and announced by Mexico at or around 9:00 A.M., New York City time, on the Announcement Date (as defined below), or as soon as practicable thereafter. For each Combination, the Clearing Cash Payment will not be less than zero, the Minimum Clearing Cash Payment.

Competitive and Non- Competitive Offers

You may submit:

•    one or more competitive offers (you may submit multiple offers to exchange a series of Old Bonds so long as the aggregate amount of those offers does not exceed the total principal amount of the Old Bonds of that series you hold) setting forth the cash payment you would be willing to accept as the Clearing Cash Payment in respect of each Combination that is the subject of your offer; we call this amount your “Offer Price”; or

•    a non-competitive offer for any one or more Combinations. You understand that by submitting a non-competitive offer, if your offer is accepted, you have agreed to accept the Clearing Cash Payment established by Mexico, which could be zero.

You must express each Offer Price for the Old Bonds that are the subject of your offer in increments of U.S. $0.01 with a minimum Offer Price of U.S. $0.01.

Determination and Announcement of Clearing Cash Payments, Results of Invitation and Proration Factors

Following the Expiration Date, Mexico will determine the Clearing Cash Payment applicable to each Combination for which it will accept competitive offers and the applicable proration factor, if any, for each Combination for which it will accept any offers.

At or around 9:00 A.M., New York City time, on the Announcement Date, Mexico will announce the applicable Clearing Cash Payments, the aggregate principal amount of Old Bonds accepted for exchange and information with respect to any proration of offers.

Acceptance of Offers; Proration

Mexico will conduct a separate auction for each Combination. For each such Combination included in the Invitation, only non-competitive offers and competitive offers that specify an Offer Price less than or equal to the applicable Clearing Cash Payment for that Combination will be eligible to be accepted for exchange by Mexico, subject to possible proration as described below.

If Mexico accepts your Offer, you will be entitled to the benefit of the applicable Clearing Cash Payment determined by Mexico, even if you have specified an Offer Price less than the applicable Clearing Cash Payment or made a non-competitive offer.

Competitive offers accepted by Mexico whose Offer Price is less than or equal to the Clearing Cash Payment, as well as non-competitive offers accepted by Mexico may be subject to proration as described in “Terms of the Invitation–Acceptance of Offers; Proration.”

Mexico is under no obligation to select a Clearing Cash Payment for any Combination that is greater than zero. Mexico may elect for one or more Combinations not to accept any Old Bonds of the relevant series for exchange or accept only non-competitive offers for that Combination. Mexico may also select a Clearing Cash Payment greater than the Minimum Clearing Cash Payment for some Combinations but not others, and may accept a greater principal amount of Old Bonds of one series or for one Combination than another, all in its sole and absolute discretion.

Once Mexico has announced the results of the Invitation by means of the news media in accordance with applicable law, Mexico’s acceptance will be irrevocable. Offers, as so accepted, will constitute binding obligations of the submitting holders and Mexico to settle the Invitation, in the manner described under “Terms of the Invitation—Settlement,” subject only to the conditions described under “Terms of the Invitation—Conditions to the Invitation.”

Conditions to the Invitation

The settlement of the Invitation is also conditioned on, among other things, the absence of legal actions or proceedings affecting the legality, timing or restrictions applicable to the consummation of the Invitation. For more information regarding the conditions to which the Invitation is subject, see “Terms of the Invitation—Conditions to the Invitation.”

Settlement

If the Invitation is consummated, the Settlement Date will be the sixth Business Day following the Announcement Date, or as soon as practicable thereafter. Mexico expects the Settlement Date will be Monday, August 20, 2012, unless the Invitation is extended.

Under no circumstances will interest be paid by Mexico on any cash to be paid to you, nor will the amount of Reopened Notes deliverable to you be adjusted, by reason of any delay in making payment of funds or delivery of Reopened Notes on the Settlement Date, other than a delay caused by Mexico’s failure to deposit the relevant funds or Reopened Notes with the Information and Exchange Agent on the Settlement Date.

Taxation	Please see the section entitled “Taxation” for important information regarding the possible tax consequences to holders who exchange Old Bonds for Reopened Notes. Holders are also urged to consult their own professional advisors regarding the possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange or sale of their Old Bonds.

Submitting Offers

If you are a holder and you wish to participate in the Invitation, you or the custodial entity through which you hold your Old Bonds must submit an offer, at or prior to 5:00 P.M., New York City time, on the Expiration Date. Offers may be submitted only by direct participants in DTC, Euroclear or Clearstream, Luxembourg.

If you are a beneficial owner and the custodial entity through which you hold your Old Bonds uses DTC, Euroclear or Clearstream, Luxembourg as a clearing system, then you must follow instructions and deadlines as specified by DTC, Euroclear or Clearstream, Luxembourg, as applicable.

Certain Deemed Representations, Warranties and Undertakings

If you submit an offer pursuant to the terms of the Invitation, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings to Mexico, the Dealer Managers and the Information and Exchange Agent. See “Terms of the Invitation—Holders’ Representations, Warranties and Undertakings.”

Authorized Denominations	You may make offers of Old Bonds only in authorized denominations of the relevant Old Bonds, which are set forth for each series of Old Bonds under the heading “Authorized Denominations” in the table on pages IS-51 to IS-52.

Expiration Date; Extension	The Invitation expires at 5:00 P.M., New York City time, on Thursday, August 9, 2012, unless extended by Mexico. Mexico may extend the Expiration Date for such period or periods as it may determine in its sole discretion. Any extension will be followed by a public announcement issued at or around 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. If Mexico extends the Invitation, it will at the time of such extension announce the date it then expects will be the Settlement Date. Mexico may, but will not be obligated to, extend withdrawal rights if it extends the Expiration Date.

Withdrawal of Offers	Offers submitted may be withdrawn at any time before 5:00 P.M., New York City time, on August 9, 2012, the scheduled Expiration Date. Mexico may elect to extend the Expiration Date without extending withdrawal rights.

Amendment or Termination of the Invitation

Mexico reserves the right, in its sole discretion, to amend or terminate the Invitation. Any such amendment or termination of the Invitation will be announced by Mexico by press release to PRNewswire (or another appropriate international news service), which we refer to as the “News Service”), by 9:00 A.M., New York City time, on the business day following such termination or amendment.

Jurisdictions	Mexico is making the Invitation only in those jurisdictions where it is legal. See “Certain Legal Restrictions,” “Plan of Distribution” and “Jurisdictional Restrictions.”

Governing Law	New York, except that all matters governing authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico.

The Reopened Notes

General Terms of the Reopened Notes

Issuer	United Mexican States.

Status	The Reopened Notes will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Mexico and will be backed by the full faith and credit of Mexico. The Reopened Notes will rank equal in right of payment with all of Mexico’s present and future unsecured and unsubordinated external indebtedness.

Currency	The Reopened Notes will be denominated and payable in U.S. dollars.

Taxation	For a discussion of the Mexican and United States tax consequences associated with the Reopened Notes, see “Taxation—Mexican Taxation” and “—United States Federal Income Taxation” in this document. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the ownership and disposition of the Reopened Notes.

Withholding Tax and Additional Amounts

Subject to certain exceptions, Mexico will make all payments on the Reopened Notes without withholding or deducting any Mexican taxes. For more information, see “Description of the Reopened Notes—Additional Amounts” in the accompanying prospectus supplement.

Further Issues	Mexico may, from time to time, issue additional debt securities that may form a single series with a series of Reopened Notes; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the Reopened Notes have as of the date of such additional notes are issued.

Form and Settlement	Mexico will issue the Reopened Notes in the form of one or more fully registered global securities, without coupons, registered in the name of a nominee of DTC and will deposit the global securities with a custodian for DTC. You may hold a beneficial interest in the global securities through DTC, Clearstream, Luxembourg or Euroclear, directly as a participant in one of those clearing systems or indirectly through financial institutions that are participants in any of those systems.

Denominations	Mexico will issue the Reopened Notes only in denominations of U.S. $2,000 and integral multiples of U.S. $2,000.

Listing and Admission to Trading	Mexico will apply to list the Reopened Notes on the Luxembourg Stock Exchange and to have the Reopened Notes admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.

Governing Law	New York, except that all matters governing authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico.

Additional Provisions	The Reopened Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Mexico’s outstanding external public indebtedness issued prior to March 3, 2003. Certain of the Old Bonds were originally issued prior to such date. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Mexico may amend the payment provisions of a series of Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

Terms of the Reopened 2022 Notes

Title	3.625% Global Notes due 2022.

Maturity	The Reopened 2022 Notes will mature on March 15, 2022.

Interest	The Reopened 2022 Notes will bear interest from March 15, 2012 at 3.625% per year. Mexico will pay interest semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

Mexico will have the right at its option, upon giving not less than 30 days’ notice, to redeem the Reopened 2022 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. For purposes of the Reopened 2022 Notes, “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2022 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points over (ii) the principal amount of such Reopened 2022 Notes.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2022 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means any of Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third business day preceding such redemption date.

Securities Codes:

CUSIP	91086QBA5

ISIN	US91086QBA58

Common Code	72900952

Fungibility	The Reopened 2022 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 3.625% Global Notes due 2022 (CUSIP No. 91086QBA5, ISIN US91086QBA58, Common Code 72900952).

Terms of the Reopened 2044 Notes

Title	4.750% Global Notes due 2044.

Maturity	The Reopened 2044 Notes will mature on March 8, 2044.

Interest	The Reopened 2044 Notes will bear interest from March 8, 2012 at 4.750% per year. Mexico will pay interest semi-annually in arrears on March 8 and September 8 of each year, commencing on September 8, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption	Mexico will have the right at its option, upon giving not less than 30 days’ notice, to redeem the Reopened 2044 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. For purposes of the Reopened 2044 Notes, “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2044 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points over (ii) the principal amount of such Reopened 2044 Notes.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2044 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc. or their respective affiliates which are primary United States government securities dealers and their respective successors, and two other Primary Treasury Dealers (as below defined) selected by Mexico; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third business day preceding such redemption date.

Securities Codes:

CUSIP	91086QBB3

ISIN	US91086QBB32

Common Code	75647727

Fungibility	The Reopened 2044 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 4.750% Global Notes due 2044 (CUSIP No. 91086QBB3, ISIN US91086QBB32, Common Code 75647727).

Terms of the Reopened 2110 Notes

Title	5.750% Global Notes due 2110.

Maturity	The Reopened 2110 Notes will mature on October 12, 2110.

Interest	The Reopened 2110 Notes will bear interest from April 12, 2012 at 5.750% per year. Mexico will pay interest semi-annually in arrears on April 12 and October 12 of each year, commencing on October 12, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

Mexico will have the right at its option, upon giving not less than 30 days’ notice, to redeem the Reopened 2110 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. For purposes of the Reopened 2110 Notes, “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2110 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points over (ii) the principal amount of such Reopened 2110 Notes.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2110 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means any of Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Barclays Capital Inc., or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M. New York time on the third business day preceding such redemption date.

Securities Codes:

CUSIP	91086QAZ1

ISIN	US91086QAZ19

Common Code	054886942

Fungibility	The Reopened 2110 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 5.750% Global Notes due 2110 (CUSIP No. 91086QAZ1, ISIN US91086QAZ19, Common Code 054886942).

SUMMARY TIME SCHEDULE FOR THE INVITATION

The following summarizes the anticipated time schedule for the Invitation, assuming, among other things, that the Expiration Date is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this document. All references are to New York City time.

Date	Action

August 3, 2012	Announcement of the terms of the Invitation. Commencement of the Invitation.

August 3, 2012 through August 9, 2012 at 5:00 P.M.	The Invitation is open during this period. Holders of Old Bonds may submit competitive or non-competitive offers as described in this document.

At or around 5:00 P.M., August 8, 2012	Mexico determines and, as soon as practicable thereafter, announces the Benchmark Spreads, UST Benchmark Rates, the Old Bond Exchange Values, the Reopened Note Exchange Values and the Exchange Ratios.

5:00 P.M., August 9, 2012	The Invitation expires, unless Mexico extends it or terminates it earlier in its sole discretion. You may no longer submit offers. We refer to this date as the “Expiration Date.”

At or around 9:00 A.M., August 10, 2012

Mexico determines in its sole discretion whether to accept any offers and, if so, the applicable Clearing Cash Payments, if any, for each Combination for which it accepts offers and the aggregate principal amount of Old Bonds of each series (which could be zero) accepted for exchange.

Mexico announces the Clearing Cash Payments, the aggregate principal amount of the Old Bonds of each series accepted for exchange and information with respect to any proration of offers. We refer to this date as the “Announcement Date.”

August 20, 2012	Settlement of the Invitation. We refer to this date as the “Settlement Date.”

RISK FACTORS

In deciding whether to participate in the Invitation, each holder should consider carefully, in addition to the other information contained in this document, the section entitled “Risk Factors” in the accompanying prospectus supplement and the following:

Limited Trading Market; Increased Volatility. To the extent that Old Bonds are acquired by Mexico pursuant to the Invitation, the trading markets for the Old Bonds that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Old Bonds not exchanged may be affected adversely to the extent the amount of Old Bonds acquired by Mexico reduces the float of the Old Bonds. The reduced float may also make the trading price of the Old Bonds more volatile. The extent of the public market for the Old Bonds following consummation of the Invitation will depend upon the number of holders that remain at such time, the interest in maintaining markets in the Old Bonds on the part of securities firms and other factors. There can be no assurance, however, that any trading market will exist for any of the Old Bonds following the Invitation.

Other Purchases or Redemption of Old Bonds. Whether or not the Invitation is consummated, Mexico may continue to acquire, from time to time during the Invitation or thereafter, Old Bonds other than pursuant to the Invitation, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise (and may redeem or defease the Old Bonds in accordance with the Old Bonds and the fiscal agency agreement under which they were issued), upon such terms and at such prices as Mexico may determine, which may be more or less than the terms of the Invitation and could be for cash or other consideration.

Determination of Consideration to Be Received. You will not be able to determine the applicable Clearing Cash Payment for any series of Old Bonds prior to the time that you make your decision whether to participate in the Invitation.

Jurisdiction and Enforcement of Judgments. It may be difficult to obtain and enforce judgments against Mexico. Mexico has appointed its Consul General in New York as its authorized agent for service of process in any action based on the Invitation that a holder of Old Bonds may institute in any state or federal court in the Borough of Manhattan, The City of New York. Mexico has irrevocably submitted to the jurisdiction of these courts and has waived any objection which it may have to the venue of these courts and any right to which it may be entitled on account of place of residence or domicile. Mexico has also waived any immunity from the jurisdiction of these courts to which it might be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any action based upon the Invitation. You may also institute an action against Mexico based on the Invitation in any competent court in Mexico.

Nevertheless, Mexico may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended, in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consul General as its agent for service of process and waiver of immunity do not include these actions. Without Mexico’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against Mexico unless the court determines that Mexico is not entitled to sovereign immunity under the Foreign Sovereign Immunities Act. In addition, execution on Mexico’s property in the United States to enforce a judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

Even if you are able to obtain a judgment against Mexico in the United States or in Mexico, you might not be able to enforce it in Mexico. Under Articles 3 and 4 of the Federal Code of Civil Procedure of Mexico, Mexican courts may not order attachment before judgment or attachment in aid of execution against the property of Mexico.

Payments in Pesos. Under Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), if proceedings are brought in Mexico seeking to enforce in Mexico (i) the obligations of Mexico under the Reopened Notes or (ii) a judgment against Mexico in respect of the Reopened Notes obtained in a court outside of Mexico, Mexico would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. Pursuant to Article 8, an obligation that is payable in Mexico in a currency other than Mexican currency, may be satisfied in Mexican currency at the rate of exchange in effect on the date and in the place payment occurs. Such rate currently is determined by Banco de México every business day and published the following business day in the Official Gazette of the Federation (Diario Oficial de la Federación). It is unclear, however, whether the applicable rate of exchange applied by a Mexican court to determine the Mexican judgment currency will correspond to the rate prevailing at the time when the judgment is rendered or when the judgment is paid. Provisions that purport to limit the ability of Mexico to discharge its obligations as described above, or to give any party an additional course of action seeking indemnity or compensation for possible deficiencies arising or resulting from variations in rates of exchange, may not be enforceable in Mexico.

DOCUMENTS INCORPORATED BY REFERENCE

Table of References

The information incorporated by reference from Mexico’s Annual Report on Form 18-K for the year ended December 31, 2010 (file number 333-03610) (the “Annual Report”), includes the items listed below. The Annual Report is published on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only.

EC No. 809/2004 Item	Annual Report

Issuer’s position within the governmental framework	“United Mexican States—Form of Government” on pages D-6 to D-9 of Exhibit D to the Annual Report

Geographic location and legal form of the issuer	“United Mexican States—Area, Population and Society” on page D-6 of Exhibit D to the Annual Report

Structure of the issuer’s economy	“The Economy—Principal Sectors of the Economy” on pages D-27 to D-52 of Exhibit D to the Annual Report

Gross domestic product	“The Economy—Gross Domestic Product” on pages D-18 to D-22 of Exhibit D to the Annual Report

Mexico’s political system and government	“United Mexican States—Form of Government” on pages D-6 to D-9 of Exhibit D to the Annual Report

Tax and budgetary systems of the issuer	“Public Finance—General,” “—Fiscal Policy” and “—Taxation” on pages D-77 to D-78, D-79 to D-80 and D-85 to D-90, respectively, of Exhibit D to the Annual Report

Gross public debt of the issuer	“Public Debt” on pages D-93 to D-103, and “Tables and Supplementary Information” on pages D-93 to D-106 of Exhibit D to the Annual Report

Foreign trade and balance of payments	“External Sector of the Economy—Foreign Trade,” on pages D-65 to D-66, “—Geographic Distribution of Trade” on pages D-67 to D-68, and “—Balance of International Payments” on pages D-69 to D-73 of Exhibit D to the Annual Report

Foreign exchange reserves	“External Sector of the Economy—Balance of International Payments” on pages D-69 to D-73 of Exhibit D to the Annual Report

Financial position and resources	“External Sector of the Economy—Balance of International Payments” on pages D-69 to D-73, and “Public Finance—2011 Budget” on pages D-80 to D-81 of Exhibit D to the Annual Report

Income and expenditure figures and 2011 Budget	“Public Finance—2011 Budget” on pages D-80 to D-81 of Exhibit D to the Annual Report

Documents incorporated by reference in this invitation supplement are considered part of this invitation supplement and the accompanying prospectus supplement and prospectus.

RECENT DEVELOPMENTS

The information in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to Mexico’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2010. To the extent that the information included in this section differs from the information set forth in the annual report, you should rely on the information in this section.

Form of Government

Presidential elections were held on July 1, 2012. According to preliminary results, Enrique Peña Nieto, a member of the Partido Revolucionario Institucional (Institutional Revolutionary Party, or PRI), was elected President of Mexico. In accordance with Mexico’s electoral law, if the electoral results are officially validated by the Tribunal Electoral del Poder Judicial de la Federación (the federal electoral court), his term will begin on December 1, 2012 and will expire on November 30, 2018. The federal electoral court is expected to resolve some claims filed by certain political parties by August 31, 2012.

Local elections for state governorships in Chiapas, Guanajuato, Jalisco, Morelos, Tabasco and Yucatán and an election for the mayorship of the Federal District were held most recently on July 1, 2012. The PRI retained the governorship of Yucatán and won additional governorships in Jalisco and Chiapas but lost the governorship of Tabasco. The Partido Acción Nacional (National Action Party, or PAN) retained the governorship of Guanajuato but lost the governorships of Jalisco and Morelos. The Partido de la Revolución Democrática (Democratic Revolution Party, or PRD) retained the mayorship of the Federal District and won two additional governorships in Tabasco and Morelos but lost the governorship of Chiapas. After giving effect to these elections, the PRD holds three state governorships and the mayorship of the Federal District, the PAN holds four state governorships, an alliance formed by the PAN and the PRD holds three state governorships and the PRI holds the remaining 21 of the 31 state governorships.

Congressional elections for all 128 seats in the Cámara de Senadores (Senate) and 500 seats in the Cámara de Diputados (Chamber of Deputies) were also held on July 1, 2012. The following table provides the current distribution of congressional seats, reflecting certain post-election changes in the party affiliations of certain senators and deputies.

Party Representation in the Mexican Congress

	Senate		Chamber of Deputies
	Seats	% of Total	Seats	% of Total
National Action Party	50	39.1%	142	28.4%
Institutional Revolutionary Party	32	25.0	242	48.4
Democratic Revolution Party	23	18.0	63	12.6
Ecological Green Party of Mexico	8	6.3	22	4.4
Citizen Movement Party	5	3.9	6	1.2
Labor Party	5	3.9	14	2.8
New Alliance	0	0.0	8	1.6
Unaffiliated	5	3.9	3	0.6

Total	128	100.0%	500	100.0%

Note: Numbers may not total due to rounding.

Source: Senate and Chamber of Representatives.

The Economy

Gross Domestic Product

According to preliminary figures, Mexico’s gross domestic product (GDP) increased by 3.9% in real terms during 2011, as compared to 2010. Global economic activity began to recover at the beginning of the second half of 2009 and continued in 2010, after a deep contraction in the first half of 2009. However, the recovery lost momentum during 2011 due to natural disasters in Asia, increases in cost of primary products in the first half of 2011 and the sovereign debt crisis in the Eurozone. Less favorable global economic conditions than expected in the first half of 2011, especially decreased external demand in the U.S., hindered the growth of the Mexican economy. During 2011, the utilities sector increased by 5.6%; the construction sector increased by 4.8%; the manufacturing sector increased by 5.2%; the wholesale and retail trade sector increased by 7.6%; the transportation and warehousing sector increased by 3.4%; the information sector increased by 6.6%; the finance and insurance sector increased by 5.4%; the real estate, rental and leasing sector increased by 2.1%; the professional, scientific and technical services sector increased by 5.9%; the management of companies and enterprises sector increased by 5.7%; the administrative support, waste management and remediation sector increased by 4.3%; the education services sector increased by 1.5%; the health care and social assistance sector increased by 1.6%; the arts, entertainment and recreation sector increased by 6.4%; the accommodation and food services sector increased by 2.6% and other services (except pubic administration) increased by 4.0%, each in real terms as compared to 2010. In contrast, the agriculture, forestry, fishing and hunting sector decreased by 3.0%; the mining sector decreased by 1.9% and the public administration sector decreased by 0.8%, each in real terms as compared to 2010.

According to preliminary figures, Mexico’s GDP increased by 4.6% in real terms during the first three months of 2012, as compared to the first three months of 2011. During the first three months of 2012, the agriculture, forestry, fishing and hunting sector increased by 6.8%; the mining sector increased by 0.6%; the utilities increased by 3.4%; the construction sector increased by 4.9%; the manufacturing sector increased by 5.5%; the wholesale and retail trade sector increased by 6.7%; the transportation and warehousing sector increased by 5.4%; the information sector increased by 4.3%; the finance and insurance sector increased by 13.0%; the real estate, rental and leasing sector increased by 2.2%; the professional, scientific and technical services sector increased by 4.2%; the management of companies and enterprises sector increased by 5.8%; the administrative support, waste management and remediation sector increased by 2.4%; the education services sector increased by 1.7%; the health care and social assistance sector increased by 2.1%; the arts, entertainment and recreation sector increased by 1.1%; the accommodation and food services sector increased by 4.4%; other services (except pubic administration) increased by 4.9% and the public administration sector increased by 4.1%, each in real terms as compared to the same period of 2011.

The following table sets forth the change in Mexico’s real GDP by sector for the periods indicated.

Real GDP Growth by Sector

	2007	2008	2009(1)	2010(1)	2011(1)	First Three Months of 2012(1)(2)
GDP (constant 2003 prices)	3.3%	1.2%	(6.0)%	5.5%	3.9%	4.6%
Primary Activities:
Agriculture, forestry, fishing and hunting	2.3	1.2	(3.2)	2.9	(3.0)	6.8
Secondary Activities:
Mining	(0.2)	(1.7)	(2.9)	1.2	(1.9)	0.6
Utilities	3.7	(2.3)	1.8	10.3	5.6	3.4
Construction	4.4	3.1	(7.3)	(0.1)	4.8	4.9
Manufacturing	1.7	(0.7)	(9.9)	9.9	5.2	5.5
Tertiary activities:
Wholesale and retail trade	5.0	0.9	(14.2)	13.1	7.6	6.7
Transportation and warehousing	3.7	0.0	(5.9)	7.5	3.4	5.4
Information	11.6	8.0	0.8	1.5	6.6	4.3
Finance and insurance	13.9	12.8	1.7	13.1	5.4	13.0
Real estate, rental and leasing	3.1	3.0	(1.9)	1.9	2.1	2.2
Professional, scientific and technical services	3.1	3.0	(5.1)	(1.0)	5.9	4.2
Management of companies and enterprises	(3.0)	14.0	(8.1)	5.5	5.7	5.8
Administrative support, waste management and remediation services	3.1	1.6	(4.8)	1.6	4.3	2.4
Education services	1.9	0.8	0.5	0.1	1.5	1.7
Health care and social assistance	2.5	(1.5)	0.8	0.8	1.6	2.1
Arts, entertainment and recreation	3.1	1.5	(4.6)	6.0	6.4	1.1
Accommodation and food services	2.6	0.9	(7.7)	3.2	2.6	4.4
Other services (except public administration)	3.9	0.7	(1.0)	1.0	4.0	4.9
Public administration	1.7	1.1	3.8	3.1	(0.8)	4.1

Note:	Numbers may not total due to rounding.
(1)	Preliminary. These figures are subject to periodic revision.
(2)	First three months of 2012 as compared to the same period of 2011.

Source: National Institute of Statistics, Geography and Informatics.

Prices and Wages

Consumer inflation (as measured by the change in the national consumer price index, or NCPI) for the year ended December 31, 2011 was 3.8%, 0.6 percentage points lower than during 2010. During the first six months of 2012, consumer inflation was 0.8%, 0.5 percentage points higher than during the same period of 2011.

Unemployment Rate

At June 30, 2012, the unemployment rate was 4.8%, as compared to an unemployment rate of 4.5% at December 31, 2011.

Interest Rates

During the first six months of 2012, interest rates on 28-day Treasury bills (Cetes) averaged 4.3% and interest rates on 91-day Cetes averaged 4.4%, as compared to average rates on 28-day Cetes of 4.2% and on 91-day Cetes of 4.4% during the same period of 2011. On August 1, 2012, the 28-day Cetes rate was 4.0% and the 91-day Cetes rate was 4.4%.

Principal Sectors of the Economy

Petroleum and Petrochemicals

Based on the preliminary, unaudited interim financial information of PEMEX for the six months ended June 30, 2012, PEMEX’s total sales revenues increased by 9.6%, from Ps. 746.0 billion in the first six months of 2011 to Ps. 817.4 billion in the same period of 2012. This increase resulted primarily from increased volume and higher prices of domestic products sold, as well as from the depreciation of the Mexican peso against the U.S. dollar. “PEMEX” refers to Petróleos Mexicanos, its four subsidiary entities, Pemex-Exploración y Producción (Pemex-Exploration and Production), Pemex-Refinación (Pemex-Refining), Pemex-Gas y Petroquímica Básica (Pemex-Gas and Basic Petrochemicals) and Pemex-Petroquímica (Pemex-Petrochemicals), and its subsidiary companies.

Domestic sales increased by 11.0% in the six months ended June 30, 2012, from Ps. 375.5 billion in the first six months of 2011 to Ps. 416.6 billion in the same period of 2012, primarily due to higher crude oil prices and increases in the domestic prices and volumes of sales of petroleum products sold by PEMEX. Total export sales (with dollar-denominated export revenues translated to pesos at the exchange rate on the date on which the export sale was made) increased by 8.0% in peso terms for the six months ended June 30, 2012, from Ps. 367.8 billion in the first six months of 2011 to Ps. 397.3 billion in the same period of 2012, primarily as a result of an increase in the average prices for exports in peso terms.

In the six months ended June 30, 2012, PEMEX had a net income of Ps. 8.0 billion from Ps. 817.4 billion in total sales revenues, as compared to a net income of Ps. 17.6 billion from Ps. 746.0 billion in total sales revenues in the same period of 2011.

Financial System

2011 and 2012 Monetary Programs

Consistent with Mexico’s monetary program for 2011, Mexico’s monetary program for 2012 has as its principal objective the achievement of an inflation rate at or below its permanent target of 3.0% (+/-1.0%). Mexico’s monetary programs for 2011 and 2012 contained the following elements:

•	the announcement of an explicit, multi-year plan to control inflation;

•	a systematic analysis of the economy and inflationary pressures;

•	a description of the instruments used by Banco de México to achieve its objectives; and

•	a policy of communication that promotes transparency, credibility and effective monetary policy.

At May 31, 2012, the M1 money supply was 13.0% greater in real terms, as compared to the level at May 31, 2011. This increase was driven by higher amounts of bills and coins held by the public and an increase in checking account deposits. The amount of bills and coins held by the public at May 31, 2012 was 12.2% greater in real terms than at May 31, 2011, while the aggregate amount of checking account deposits denominated in pesos at May 31, 2012 was 14.7% greater in real terms than the amount of checking account deposits at May 31, 2011.

At May 31, 2012, financial savings were 12.2% greater in real terms than financial savings at May 31, 2011. Savings generated by Mexican residents were 8.5% greater in real terms, and savings generated by non-residents were 37.2% greater in real terms than their respective levels at May 31, 2011.

At December 31, 2011, the monetary base totaled Ps. 763.5 billion, a 10.1% increase in nominal terms, as compared to Ps. 693.4 billion at December 31, 2010. At July 22, 2012, the monetary base totaled Ps. 746.4 billion, a 2.2% nominal decrease from Ps. 763.5 billion at December 31, 2011, due to lower demand for bills and coins held by the public.

The minimum overnight funding rate, which is Banco de México’s primary monetary policy instrument, was reduced to 7.75% on January 16, 2009, to 7.50% on February 20, 2009, to 6.75% on March 20, 2009, to 6.00% on April 17, 2009, to 5.25% on May 15, 2009, to 4.75% on June 19, 2009 and to 4.50% on July 17, 2009. As of August 2, 2012, the minimum overnight funding rate remained at 4.50%.

The Securities Market

At August 1, 2012, the Mexican Stock Market Index stood at 40,805.40 points, representing a 10.1% nominal increase from the level at December 30, 2011.

Banking Supervision and Support

At May 31, 2012, the total amount of past-due loans of commercial banks (excluding banks under Government intervention and those in special situations) was Ps. 65.1 billion, as compared with Ps. 60.2 billion at December 31, 2011. At May 31, 2012, the total loan portfolio of the banking system was 4.1% greater in real terms than the total loan portfolio at December 31, 2011. The past-due loan ratio of commercial banks was 2.5% at May 31, 2012, as compared to a ratio of 2.5% at December 31, 2011. The amount of loan loss reserves created by commercial banks (excluding banks under Government intervention and those in special situations) totaled Ps. 121.1 billion at May 31, 2012, as compared to Ps. 115.0 billion at December 31, 2011. As a result, commercial banks had reserves covering 186.1% of their past-due loans at May 31, 2012, exceeding the minimum reserve level of 45%.

External Sector of the Economy

Foreign Trade

According to preliminary figures, during the first five months of 2012, Mexico registered a trade surplus of U.S. $2.7 billion, as compared with a trade surplus of U.S. $3.1 billion for the same period of 2011. Merchandise exports increased by 9.4% during the first five months of 2012, to U.S. $153.9 billion, as compared to U.S. $140.7 billion for the same period of 2011. During the first five months of 2012, petroleum exports increased by 2.7%, while non-petroleum exports increased by 10.7%, each as compared with the petroleum and non-petroleum export totals, respectively, in the same period of 2011. Exports of manufactured goods, which represented 79.8% of total merchandise exports, increased by 10.4% during the first five months of 2012, as compared with exports of manufactured goods during the same period of 2011.

According to preliminary figures, during the first five months of 2012, total imports increased by 9.9%, to U.S. $151.2 billion, as compared to U.S. $137.6 billion for the same period of 2011. During the first five months of 2012, imports of intermediate goods increased by 9.0%, imports of capital goods increased by 15.1% and imports of consumer goods increased by 10.8%, in each case as compared to the same period of 2011.

Balance of International Payments

According to preliminary figures, during the first three months of 2012, Mexico’s current account registered a deficit of 0.0% of GDP, or U.S. $46.9 million, as compared to a deficit of U.S. $1.9 billion in the same period of 2011. The capital account registered a U.S. $21.8 billion surplus in the first three months of 2012, as compared with a U.S. $13.0 billion surplus registered in the same period of 2011.

Net foreign investment in Mexico, as recorded in the balance of payments, totaled U.S. $20.2 billion during the first three months of 2012, as compared to U.S. $16.0 billion during the same period of 2011. Net foreign investment in Mexico was composed of foreign direct investment totaling U.S. $4.4 billion and net foreign portfolio investment in-flows totaling U.S. $15.8 billion during the first three months of 2012, as compared to U.S. $6.6 billion of foreign direct investment and U.S. $9.4 billion of net portfolio investment during the same period of 2011.

At July 13, 2012, Mexico’s international reserves totaled U.S. $157.9 billion, an increase of U.S. $15.4 billion, as compared to international reserves at December 31, 2011. At July 13, 2012, the net international assets of Banco de México totaled U.S. $162.9 billion, an increase of U.S. $13.6 billion, as compared to net international assets at December 31, 2011.

Exchange Controls and Foreign Exchange Rates

During 2011, the average peso/dollar exchange rate was Ps. 12.4354 = U.S. $1.00. During the first six months of 2012, the average peso/dollar exchange rate was Ps. 13.2683 = U.S. $1.00. The peso/U.S. dollar exchange rate announced by Banco de México on August 1, 2012 (which took effect on the second business day thereafter) was Ps. 13.2867 = U.S. $1.00.

On November 29, 2011, the Comisión de Cambios (Foreign Exchange Commission) announced that Banco de México will conduct an auction of U.S. $400 million each business day, at a peso/dollar exchange rate that is, at a minimum, 2% weaker than the peso/dollar exchange rate on the previous business day. The auction will result in a sale only when the exchange rate depreciates more than 2% as compared with the previous day’s exchange rate. This tool has been used in the past to promote liquidity in the foreign exchange market. From November 30, 2011 through July 23, 2012, the auction resulted in a sale on only three different days, totaling U.S. $646.0 million.

Public Finance

Revenues and Expenditures

According to preliminary figures, during the first three months of 2012, the public sector balance registered a deficit of Ps. 49.5 billion in nominal pesos, as compared to a surplus of Ps. 1.3 billion in nominal pesos registered during the same period of 2011. Excluding physical investments by PEMEX, the public sector balance registered a surplus of Ps. 169 million during the first three months of 2012, as compared to a surplus of Ps. 40.0 billion registered during the same period of 2011.

In the first three months of 2012, public sector budgetary revenues totaled Ps. 861.6 billion in nominal pesos, a 7.2% increase in real terms as compared to the same period of 2011. This increase is mainly explained by a 18.8% increase in crude oil revenues and a 1.3% increase in non-oil tax revenues, each in real terms as compared to the same period of 2011.

According to preliminary figures, during the first three months of 2012, crude oil revenues increased by 18.8% in real annual terms as compared to the same period of 2011, primarily as a result of a 25.6% increase in the price of crude oil exports, which was partially offset by a 1.2% decrease in crude oil production. Non-oil tax revenues increased by 1.3% in real terms. This growth in tax revenues was partially offset by the elimination of the vehicle ownership tax. Excluding the effect of the vehicle ownership tax, tax revenues increased by 3.1% in real terms.

According to preliminary figures, during the first three months of 2012, net public sector budgetary expenditures increased by 12.5% in real terms as compared to the same period of 2011. During the first three months of 2012, public sector financing costs increased by 20.5% in real terms as compared to the same period of 2011, mainly as a result of the depreciation of the Mexican peso against the U.S. dollar and greater amortization of Pemex debt principal.

At March 31, 2012, the Fondo de Estabilización de los Ingresos Petroleros (Oil Revenues Stabilization Fund) totaled Ps. 21.6 billion, the Fondo de Estabilización de los Ingresos de las Entidades Federativas (Federal Entities Revenue Stabilization Fund) totaled Ps. 14.2 billion, the Fondo de Estabilización para la Inversión en Infraestructura de Petróleos Mexicanos (PEMEX Infrastructure Investment Stabilization Fund) totaled Ps. 1.3 billion and the Fondo de Apoyo para la Reestructura de Pensiones (Fund to Support Pension Restructuring) totaled Ps. 27.3 billion.

2012 Budget

On September 8, 2011, the President of Mexico submitted the proposed Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2012 (Federal Revenue Law for 2012, the 2012 Revenue Law) and the Presupuesto de Egresos de la Federación para el Ejercicio Fiscal de 2012 (Federal Expenditure Budget for 2012, the 2012 Expenditure Budget) to Congress for approval. The 2012 Revenue Law and the 2012 Expenditure Budget were approved on October 27, 2011 and November 15, 2011, and were published in the Diario Oficial de la Federación (Official Gazette of the Federation) on November 16, 2011 and December 12, 2011 respectively (together, the 2012 Budget).

The 2012 Budget, as adopted by Congress, provides for a public sector budget deficit, excluding physical investment by PEMEX, of Ps. 95.2 billion, or 0.4% of GDP. Including physical investment by PEMEX, the 2012 Budget provides for a public sector budget deficit of 2.4% of GDP.

The 2012 Budget, as approved by Congress, contemplates public sector budgetary revenues totaling Ps. 3,310.5 billion, a 4.7% increase in real terms as compared to public sector budgetary revenues estimated for the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2011 (the Federal Revenue Law for 2011). The Government estimates that expenditures will total
Ps. 3,405.7 billion during 2012 (excluding estimated physical investment expenditures by PEMEX totaling Ps. 301.2 billion), a 4.4% increase in real terms as compared to the amount approved in the Presupuesto de Egresos de la Federación para el Ejercicio Fiscal de 2011 (the Federal Expenditure Budget for 2011 and, together with the Federal Revenue Law for 2011, the 2011 Budget).

The 2012 Budget allows the Government to increase expenditures for social development by 6.4%, national security by 9.4% and science, technology and innovation by 18.6%, each as compared to the amounts budgeted for 2011.

The preliminary results for 2011 and the first three months of 2012, as well as the budget assumptions and targets for the 2011 Budget and the 2012 Budget, are presented below.

2011 and First Three Months of 2012 Results;

2011 Budget and 2012 Budget Assumptions and Targets

2011 Budget(5)	2011 Results(2)	2012 Budget(6)	First Three Months 2012 Results(2)
Real GDP growth (%)	3.8%	3.9%	3.3%	4.6%
Increase in the national consumer price index (%)	3.0%	3.8%	3.0%	1.0%
Average export price of Mexican oil mix (U.S.$/barrel)	U.S. $	65.4	0(3)	U.S. $	101.0	0	U.S. $	84.9	0(3)	U.S. $	110.5	3
Current account deficit as % of GDP	n.a	.	0.8%	n.a	.	0.0%
Average exchange rate (Ps./U.S.$1.00)	12.9	12.4	12.8	13.0
Average rate on 28-day Cetes (%)	5.0%	4.2%	4.6%	4.3%
Public sector balance as % of GDP(4)	(0.5)%	(0.6)%	(0.4)%	(0.3)%
Primary balance as % of GDP(4)	n.a	.	1.3%	n.a	.	0.0%

Note:	n.a. = not available.
(1)	Preliminary. This note only applies to real GDP growth and figures expressed as a percentage of GDP, which are subject to periodic revision.
(2)	Preliminary.
(3)	The Government entered into agreements to hedge oil prices in order to isolate the 2011 Budget and 2012 Budget from the effect of reductions in the price of oil with respect to the level that was assumed in the Federal Revenue Law for 2011 and Federal Revenue Law for 2012.
(4)	Excluding physical investments by PEMEX.
(5)	2011 Budget figures represent budgetary estimates, based on the economic assumptions contained in the Criterios Generales de Política Económica 2011 (General Economic Policy Guidelines for 2011) published in September 2010 and in the Programa Económico 2011 (Economic Program for 2011) published in November 2010, as modified by the 2011 Budget adopted by Congress.
(6)	2012 Budget figures represent budgetary estimates, based on the economic assumptions contained in the Criterios Generales de Política Económica 2012 (General Economic Policy Guidelines for 2012) published in September 2011 and in the Programa Económico 2012 (Economic Program for 2012) published in November 2011, as modified by the 2012 Budget adopted by Congress.

Source: Ministry of Finance and Public Credit.

Public Debt

Internal Public Debt

Internal debt of the Government includes only the internal portion of indebtedness incurred directly by the Government, Banco de México’s general account balance (which was positive at March 31, 2012, indicating monies owed to the Government) and the assets of the Fondo del Sistema de Ahorro Para el Retiro (Retirement Savings System Fund). Net internal debt includes Cetes and other securities sold to the public in primary auctions, but not such debt allocated to Banco de México for its use in Regulación Monetaria (regulating liquidity). Internal debt does not include the debt of the Instituto para la Protección del Ahorro Bancario (Bank Savings Protection Institute, or IPAB) or the debt of budget-controlled or administratively controlled agencies.

According to preliminary figures, at March 31, 2012 the net internal debt of the Government totaled Ps. 3,209.5 billion, as compared to Ps. 3,112.1 billion outstanding at December 31, 2011. At March 31, 2012, the gross internal debt of the Government totaled Ps. 3,388.9 billion, as compared to Ps. 3,197.7 billion of gross internal debt at December 31, 2011. Of the total gross internal debt of the Government at March 31, 2012, Ps. 381.6 billion represented short-term debt and Ps. 3,007.3 billion represented long-term debt, as compared to Ps. 349.8 billion of short-term debt and Ps. 2,847.9 billion of long-term debt at December 31, 2011. The Government’s financing costs on internal debt totaled Ps. 8.5 billion during the first three months of 2012, a decrease of 15.5% as compared to the same period of 2011.

During the first three months of 2012, the average maturity of the Government’s internal debt decreased by 0.16 years, from 7.61 years at December 31, 2011 to 7.45 years at March 31, 2012.

The following table summarizes the net internal public debt of the Mexican Government at each of the dates indicated.

Internal Debt of the Mexican Government(1)

	At December 31,										At March 31,
	2007		2008		2009		2010		2011		2012(2)
	(in billions of pesos, except percentages)
Gross Debt
Government Securities	Ps. 1,795.8	94.7%	Ps. 2,021.2	84.2%	Ps. 2,379.3	88.0%	Ps. 2,553.9	88.4%	Ps. 2,882.8	90.2%	Ps. 3,069.6	90.6%
Cetes	340.5	18.0	357.1	14.9	498.8	18.5	394.0	13.6	456.6	14.3	489.0	14.4
Floating Rate Bonds	325.0	17.1	243.6	10.1	243.5	9.0	183.0	6.3	202.5	6.3	206.4	6.1
Inflation-Linked Bonds	235.3	12.4	334.9	13.9	430.6	15.9	530.1	18.4	642.1	20.1	693.0	20.4
Fixed Rate Bonds	895.1	47.2	1,085.6	45.2	1,206.5	44.6	1,446.8	50.1	1,581.6	49.5	1,681.1	49.6
Other	100.6	5.3	380.1	15.8	323.4	12.0	334.3	11.6	314.9	9.8	319.6	9.4

Total Gross Debt	Ps. 1,896.3	100.0%	Ps. 2,401.3	100.0%	Ps. 2,702.8	100.0%	Ps. 2888.3	100%	Ps. 3,197.7	100%	Ps. 3,388.9	100%

Net Debt
Financial Assets(3)	(107.9)		(68.6)		(231.4)		(79.4)		(85.6)		(179.4)

Total Net Debt	Ps. 1,788.3		Ps. 2,332.7		Ps. 2,471.3		Ps. 2,809.0		Ps. 3,112.1		Ps. 3,209.5

Gross Internal Debt/GDP		16.1%		19.8%		21.3%		21.0%		20.9%		23.1%
Net Internal Debt/GDP		15.2%		19.2%		19.5%		20.4%		20.4%		21.9%

Note:	Numbers may not total due to rounding.
n.a. =	not available.
(1)	Internal debt figures do not include securities sold by Banco de México in open-market operations pursuant to Regulación Monetaria, which amounted to approximately Ps. 773.5 billion at March 31, 2012. Regulación Monetaria does not increase the Mexican Government’s overall level of internal debt, because Banco de México must reimburse the Mexican Government for any allocated debt that Banco de México sells into the secondary market and that is presented to the Mexican Government for payment. If Banco de México undertakes extensive sales of allocated debt in the secondary market, however, Regulación Monetaria can result in the level of outstanding internal debt being higher than the Mexican Government’s figure for net internal debt.
(2)	Preliminary.
(3)	Includes the net balance denominated in pesos of the General Account of the Federal Treasury with Banco de México.

Source: Ministry of Finance and Public Credit.

External Public Debt

According to preliminary figures, at March 31, 2012, outstanding public sector gross external debt totaled U.S. $121.1 billion, as compared to U.S. $116.4 billion at December 31, 2011. Of this amount, U.S. $118.3 billion represented long-term debt and U.S. $2.7 billion represented short-term debt.

According to preliminary figures, total public debt (gross external debt plus net internal debt) at March 31, 2012 represented approximately 27.5% of nominal GDP, 1.5 percentage points higher than at December 31, 2011.

According to preliminary figures, at March 31, 2012, commercial banks held approximately 15.2% of Mexico’s total public sector external debt; multilateral and bilateral creditors (excluding the IMF) held approximately 22.5%; bondholders (including commercial banks holding bonds issued in debt exchange transactions) held approximately 61.9%; and other creditors held the remaining 0.4%.

The following table sets forth a summary of the external public debt of Mexico, which includes the external debt of the Mexican Government, of budget-controlled agencies and of administratively controlled agencies and a breakdown of such debt by currency.

Summary of External Public Debt(1)

By Type

	Long-Term Direct Debt of the Mexican Government		Long-Term Debt of Budget- Controlled Agencies		Other Long- Term Public Debt(2)		Total Long- Term Debt		Total Short- Term Debt		Total Long- and Short- Term Debt
	(in millions of U.S. dollars)
At December 31,
2006	U.S. $	39,330	U.S. $	7,046	U.S. $	7,545	U.S. $	53,921	U.S. $	845	U.S. $	54,766
2007		40,114		7,745		6,576		54,435		920		55,355
2008		39,997		9,782		5,885		55,664		1,275		56,939
2009		47,350		41,048		6,202		94,600		1,754		96,354
2010(4)		56,168		45,536		6,385		108,089		2,339		110,428
2011(4)		60,590		47,436		5,625		113,651		2,769		116,420
At March 31, 2012		63,659		49,209		5,476		118,344		2,737		121,081

By Currency(3)

	At December 31,										March 31, 2012(4)
	2007		2008		2009		2010		2011(4)
	(in millions of U.S. dollars, except for percentages)
U.S. dollars	44,309	80.0%	47,851	84.0%	77,919	80.9%	90,882	82.3%	97,048	83.4%	101,800	84.1%
Japanese yen	1,157	2.1	1,095	1.9	4,541	4.7	6,864	6.2	6,793	5.8	6,335	5.2
Pounds sterling	1,040	1.9	687	1.2	1,981	2.1	1,920	1.7	1,906	1.6	1,960	1.6
Swiss francs	423	0.8	410	0.7	716	0.7	953	0.9	910	0.8	942	0.8
Others	8,426	15.2	6,896	12.1	11,197	11.6	9,809	8.9	9,763	8.4	10,044	8.3

Total	55,355	100.0%	56,939	100.0%	96,354	100.0%	110,428	100.0%	116,420	100.0%	121,081	100.0%

Note:	Numbers may not total due to rounding.
(1)	External debt denominated in foreign currencies other than U.S. dollars has been translated into dollars at exchange rates at each of the dates indicated. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of these were outstanding at March 31, 2012), (b) external borrowings by the public sector after March 31, 2012 or (c) loans from the Commodity Credit Corporation to public sector Mexican banks. External debt is presented herein on a “gross” basis, and includes external obligations of the public sector at their full outstanding face or principal amount. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” or “economic” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include Mexican public sector external debt that is held by public sector entities but that has not been cancelled.
(2)	Includes debt of development banks and other administratively controlled agencies whose finances are consolidated with those of the Mexican Government.
(3)	Adjusted to reflect the effect of currency swaps.
(4)	Preliminary.
Source: Ministry of Finance and Public Credit.

Recent Securities Offerings

•

On January 6, 2012, Mexico issued U.S. $2 billion of its 3.625% Global Notes due 2022. The notes were issued under Mexico’s U.S. $80 billion Global Medium Term Notes program at a yield to maturity of 3.706%.

•

On March 8, 2012, Mexico issued U.S. $2 billion of its 4.750% Global Notes due 2044. The notes were issued under Mexico’s U.S. $80 billion Global Medium Term Notes program at a yield to maturity of 4.839%.

•

On June 8, 2012, Mexico issued Japanese yen 50 billion of notes due 2015 and Japanese Yen 30 billion of notes due 2017. The notes were placed in the Japanese public market and bear interest annually at rates of 1.29% and 1.56%, respectively.

TERMS OF THE INVITATION

Purpose of the Invitation

Mexico is inviting holders of each series of Old Bonds specified on the cover of this document to submit, on the terms and subject to the conditions of this document, the prospectus supplement, and the prospectus, offers to exchange Old Bonds for Reopened Notes and, in each case, if Mexico determines to pay an additional amount of cash, a U.S. dollar cash payment as so determined. Specifically, Mexico is inviting holders of its Group A Bonds to submit offers to exchange each series of Group A Bonds for Reopened 2022 Notes, Reopened 2044 Notes or Reopened 2110 Notes, and holders of its Group B Bonds to submit offers to exchange each series of Group B Bonds for Reopened 2044 Notes or Reopened 2110 Notes.

The Invitation is part of a broader program of Mexico to manage its external liabilities.

Consideration to be Received Pursuant to Offers

If you offer to exchange Old Bonds pursuant to the Invitation and Mexico accepts your offer, you will receive for each U.S. $1,000 principal amount of Old Bonds tendered for exchange:

•

a principal amount of Reopened Notes of the relevant series equal to the product of (1) U.S. $1,000, and (2) the applicable Exchange Ratio, with the aggregate principal amount of the Reopened Notes to be issued to you being rounded down to the nearest U.S. $2,000;

•	if you are exchanging 2040 Notes for Reopened 2044 Notes, the Base Cash Component;

•	if Mexico accepts the competitive offers for the applicable Combination, the Clearing Cash Payment; and

•	a payment in cash in respect of rounded amounts.

The “Exchange Ratio” for each Combination will be equal to:

•	the relevant Old Bond Exchange Value, divided by

•	the relevant Reopened Note Exchange Value.

The Exchange Ratio will be rounded to the fifth decimal place, with 0.000005 rounded to 0.00001.

The Base Cash Component applies only to exchanges of 2040 Notes for 2044 Notes. The Base Cash Component is U.S. $250.00 for each U.S. $1,000 principal amount of 2040 Notes accepted for exchange.

The purpose of the Base Cash Component is to ensure that all Reopened Notes will be fungible for U.S. tax purposes. Mexico reserves the right to modify the Base Cash Component prior to 6:00 P.M., New York City time, on the business day prior to the Expiration Date, in order to ensure that all of the Reopened 2044 Notes to be issued will be fungible for U.S. tax purposes, and Mexico may reduce or eliminate the Base Cash Component to the extent that it is not necessary to ensure fungibility. The Base Cash Component will be deducted from the Old Bond Exchange Value for the 2040 Notes when calculating the Exchange Ratio for exchanges of 2040 Notes for Reopened 2044 Notes, as described below.

You will receive a payment in cash equal to the product of (x) the decrease in the aggregate principal amount of each series of Reopened Notes to be issued to you resulting from rounding such aggregate principal amount of Reopened Notes down to the nearest U.S. $2,000 times (y) a fraction, the numerator of which is the relevant Reopened Note Exchange Value and the denominator of which is U.S. $1,000.

You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date on the Reopened Notes issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Notes issued to you.

Holders of Old Bonds accepted for exchange will continue to receive any interest due and payable on the next regular interest payment date for their Old Bonds if the interest payment date occurs during the period from the date hereof to the Settlement Date.

Determination of Old Bond Exchange Values and Reopened Note Exchange Values

The “Old Bond Exchange Value” for each series of Old Bonds will be the sum of:

1.	a price per U.S. $1,000 principal amount of such Old Bonds (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) intended to result in a yield to maturity of such Old Bonds on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread, minus

•	the Relative Spread for the relevant Combination (expressed as a percentage),

plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of Old Bonds of the relevant series (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) during the period from and including the most recent interest payment date on the Old Bonds of such series to but excluding the Settlement Date.

minus

3.	in the case of an exchange of 2040 Notes for Reopened 2044 Notes, the Base Cash Component.

The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page BBT1of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Mexico in its sole discretion if the Bloomberg U.S. Treasury Monitor is not available or is manifestly erroneous, as of approximately 5:00 P.M., New York City time, on the business day prior to the Expiration Date, for the relevant UST Bond.

“UST Bond” means:

•

in the case of Old Bonds being exchanged for Reopened 2022 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2022 Notes), the U.S. Treasury 1.750% Note due May 15, 2022, and

•

in the case of Old Bonds being exchanged for Reopened 2044 Notes or Reopened 2110 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2044 Notes or Reopened 2110 Notes), the U.S. Treasury 3.000% Bond due May 15, 2042.

The “Benchmark Spread” means the spread (as determined and, as soon as practicable thereafter, announced by Mexico), as of approximately 5:00 P.M., New York City time, on the business day prior to the Expiration Date:

•

in the case of Old Bonds being exchanged for Reopened 2022 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2022 Notes), of the outstanding 2022 Notes over the relevant UST Benchmark Rate, and

•

in the case of Old Bonds being exchanged for Reopened 2044 Notes or Reopened 2110 Notes (or the calculation of the Reopened Note Exchange Value for the Reopened 2044 Notes or Reopened 2110 Notes), of the outstanding 2044 Notes or 2110 Notes, as applicable, over the relevant UST Benchmark Rate.

The “Relative Spread” for each Combination of Group A Bonds is set forth below:

Old Bond Series	Relative Spread for Exchange into
	Reopened 2022 Notes	Reopened 2044 Notes	Reopened 2110 Notes
2013 Notes	227	366	447
January 2014 Notes	153	292	378
February 2014 Notes	153	292	377
2015 Notes	127	266	344
2016 Bonds	103	242	316
2017 Notes	98	237	317

The “Relative Spread” for each Combination of Group B Bonds is set forth below:

Old Bond Series	Relative Spread for Exchange into
	Reopened 2044 Notes	Reopened 2110 Notes
2019 Notes	189	265
2019 Bonds	181	256
2020 Notes	176	252
2022 Notes	133	206
2026 Bonds	60	132
2031 Notes	33	105
2033 Notes	22	94
2034 Notes	19	91
2040 Notes	0	81

The “Reopened Note Exchange Value” for each series of Reopened Notes will be the sum of:

1.	a price per U.S. $1,000 principal amount of such Reopened Notes (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01) intended to result in a yield to maturity of such Reopened Notes on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread (expressed as a percentage),

plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of the corresponding outstanding 2022 Notes, the 2044 Notes or 2110 Notes, as the case may be (rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01), during the period from and including the most recent interest payment date on such notes to but excluding the Settlement Date.

Announcement of UST Benchmark Rates, Benchmark Spreads, Old Bond Exchange Values, Reopened Note Exchange Values and Exchange Ratios

At or around 5:00 P.M., New York City time, on the business day prior to the Expiration Date, Mexico will determine and, as soon as practicable thereafter, announce by press release to the News Service:

•	the UST Benchmark Rates,

•	the Benchmark Spreads,

•	each Old Bond Exchange Value,

•	each Reopened Note Exchange Value, and

•	the Exchange Ratios for each Combination.

Minimum Clearing Cash Payments

The Minimum Clearing Cash Payment for each Combination is zero.

Determination of Clearing Cash Payments

The “Clearing Cash Payment” for each Combination will be an amount, for each U.S. $1,000 principal amount of the relevant series of Old Bonds tendered and accepted for exchange into the relevant series of Reopened Notes, determined by Mexico in its sole discretion pursuant to a separate modified Dutch auction for each Combination and announced by Mexico at or around 9:00 A.M., New York City time, on the Announcement Date (as defined below), or as soon as practicable thereafter. For each Combination, the Clearing Cash Payment will not be less than zero, the Minimum Clearing Cash Payment.

Competitive and Non-Competitive Offers

Competitive Offers

You may submit one or more competitive offers (you may submit multiple offers to exchange a series of Old Bonds so long as the aggregate amount of those offers does not exceed the total principal amount of the Old Bonds of that series you hold) in respect of each Combination that is the subject of your offer. Competitive offers must specify:

•	the cash payment that you would be willing to accept as the Clearing Cash Payment in respect of each Combination that is the subject of your offer; we call this amount your “Offer Price,”

•	the series and principal amount of Old Bonds that are the subject of your competitive offer, and

•	the series of Reopened Notes to which your offer relates.

You must express each Offer Price for the Old Bonds that are the subject of your offer in increments of U.S. $0.01 with a minimum Offer Price of U.S. $0.01.

If Mexico accepts your competitive offer, you will be entitled to the benefit of the Clearing Cash Payment applicable to the Combination that is the subject of your offer, as determined by Mexico in its sole discretion, even if you specified an Offer Price less than the applicable Clearing Cash Payment. If you specify an Offer Price less than or equal to the Minimum Clearing Cash Payment applicable to the Combination that is the subject of your offer, Mexico will treat your offer as a non-competitive offer.

The principal amount of each series of Old Bonds you may offer in exchange in a competitive offer must be an Authorized Denomination of such Old Bond.

Non-competitive Offers

You may submit one or more non-competitive offers in respect of each Combination that is the subject of your offer. Non-competitive offers must specify the series of Reopened Notes to which your non-competitive offer relates and the series and principal amount of Old Bonds that are the subject of your non-competitive offer without designating an Offer Price. If Mexico accepts your non-competitive offer, you have agreed to accept the Clearing Cash Payment established by Mexico, which could be zero.

The principal amount of each series of Old Bonds you may offer for exchange in a non-competitive offer must be an Authorized Denomination of such Old Bond.

Discretion on the Part of Mexico; Determination and Announcement of Clearing Cash Payments, Results of Invitation and Proration Factors

Mexico reserves the right in its sole discretion not to accept any offers or to accept only offers for certain Combinations. If Mexico determines to accept any offers, it will, at or around 9:00 A.M., New York City time, on the Announcement Date, or as soon as possible thereafter, determine and announce by press release to the News Service:

•	the Clearing Cash Payment applicable to each Combination, which may not be less than the Minimum Clearing Cash Payment of zero,

•	the aggregate principal amount of Reopened Notes (which could be zero) to be issued in exchange for each series of Old Bonds pursuant to accepted offers,

•	the aggregate principal amount of Old Bonds of each series (which could be zero) to be acquired in exchange for each series of Reopened Notes pursuant to accepted offers, and

•	any proration applicable to any Combination.

You also may obtain this information by contacting the Information and Exchange Agent or any of the Dealer Managers.

Acceptance of Offers; Proration

Mexico will conduct a separate auction for each Combination. Once Mexico determines the Clearing Cash Payments and the aggregate principal amount of Reopened Notes to be issued in the Invitation, Mexico, with respect to each Combination for which it determines to accept offers, will accept all properly submitted offers in the following order of priority:

•	First, offers that are non-competitive offers,

•	Second, competitive offers that specify an Offer Price below the applicable Clearing Cash Payment for that Combination, and

•	Third, competitive offers that specify an Offer Price at the applicable Clearing Cash Payment for the Combination.

If Mexico decides to issue less than the maximum amount of Reopened Notes it could at the Clearing Cash Payment for one or more Combinations, it may in its sole discretion,

•	reduce the amount accepted of otherwise acceptable competitive offers that specify an Offer Price equal to the applicable Clearing Cash Payment for that Combination, and

•

if after reducing the amount accepted of otherwise acceptable competitive offers, the amount of Reopened Notes still exceeds the amount of Reopened Notes that Mexico decides to issue, reduce the amount accepted of noncompetitive offers, in each case, on a pro rata basis, and in increments of Authorized Denominations for the relevant series of Old Bonds until the maximum amount of Reopened Notes that Mexico has determined to issue is reached. Offers will only be accepted where the amount being returned on account of proration represents at least an Authorized Denomination of the relevant series of Old Bonds.

If Mexico accepts your offer, you will be entitled to the benefit of the applicable Clearing Cash Payment determined by Mexico even if you have specified an Offer Price less than the applicable Clearing Cash Payment or you made a non-competitive offer.

Mexico is under no obligation to select a Clearing Cash Payment for any Combination that is greater than zero. Mexico may elect for one or more Combinations not to accept any Old Bonds of the relevant series for exchange or accept only non-competitive offers for that Combination. Mexico may also select a Clearing Cash Payment greater than the Minimum Clearing Cash Payment for some Combinations but not others, and may accept a greater principal amount of Old Bonds of one series or for one Combination than another, all in its sole and absolute discretion.

Once Mexico has announced the results of the Invitation by means of the news media in accordance with applicable law, Mexico’s acceptance will be irrevocable. Offers, as so accepted, will constitute binding obligations of the submitting holders and Mexico to settle the Invitation, in the manner described under “—Settlement” below. subject only to the conditions described below under “—Conditions to the Invitation.”

Conditions to the Invitation

Mexico reserves the right, in its sole discretion, not to accept any Offers, or to accept Offers as to one or more series of Old Bonds but not other series, for any reason. In addition, notwithstanding any other provisions of the Invitation, the Invitation is conditioned upon there not having been threatened, instituted or pending any action or proceeding before any court or governmental, regulatory or administrative body that: (1) makes or seeks to make illegal the exchange of Old Bonds for Reopened Notes pursuant to the Invitation; (2) would or might result in a delay in, or restrict, the ability of Mexico to issue the Reopened Notes in exchange for Old Bonds; or (3) imposes or seeks to impose limitations on the ability of Mexico to issue the Reopened Notes in exchange for Old Bonds.

Each of the foregoing conditions is for the sole benefit of Mexico and may be waived by Mexico, in whole or in part, at any time and from time to time, in its discretion. Any determination by Mexico concerning the conditions set forth above (including whether or not any such condition has been satisfied or waived) will be final and binding upon all parties.

Settlement

If the Invitation is consummated, the Settlement Date will be the sixth business day following the Announcement Date, or as soon as practicable thereafter. Mexico expects the Settlement Date will be August 20, 2012, unless the Invitation is extended.

On the Settlement Date:

•

if Mexico has accepted your offer, you, as the identified account holder, or DTC, on your behalf, must deliver to Mexico good and marketable title to your Old Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind;

•	in return you will receive:

—	solely by credit to the account in which your exchanged Old Bonds were held, the Reopened Notes to which you are entitled, and

—	solely by credit to the account in which your exchanged Old Bonds were held, any cash to which you are entitled pursuant to the terms of the Invitation.

It is the responsibility of the holder to establish the account from which the Old Bonds will be delivered and to which the Reopened Notes and any cash payments are to be delivered. Under no circumstances will interest be paid by Mexico on any cash to be paid to you, nor will the amount of Reopened Notes deliverable to you be adjusted, by reason of any delay in making payment of funds or delivery of Reopened Notes on the Settlement Date, other than a delay caused by Mexico’s failure to deposit the relevant funds or Reopened Notes with the Information and Exchange Agent on the Settlement Date.

Methodology Generally; No Recommendation

The methodology used to calculate yields to maturity, the Old Bond Exchange Values and Reopened Note Exchange Values, to determine the Minimum Clearing Cash Payments and to determine the Clearing Cash Payments represents one of several possible approaches. The formulation of these variables involves choices and judgments that are necessarily subjective. You should independently analyze the value of the Old Bonds and the Reopened Notes and make an independent assessment of the terms of the Invitation. None of Mexico, the Dealer Managers or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair or makes any recommendation that you offer to exchange Old Bonds or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Mexico, the Dealer Managers or the Information and Exchange Agent to make any such recommendation.

Hypothetical Examples

Annex A contains a formula for the pricing of the Old Bond Exchange Values and the Reopened Note Exchange Values. Annex B contains hypothetical exchange ratios and other hypothetical information. Actual amounts will differ from these hypothetical figures.

Invitation Procedures

General

If you desire to submit an offer, you must submit or arrange to have submitted at or before 5:00 P.M., New York City time, on the Expiration Date, that offer in the applicable manner described below.

By submitting an offer to exchange Old Bonds pursuant to the Invitation, holders are deemed to make certain representations, warranties and undertakings to Mexico, the Dealer Managers and the Information and Exchange Agent as set forth below under
“—Certain Deemed Representations, Warranties and Undertakings.”

You may obtain copies of this document, the prospectus supplement, the prospectus and the documents incorporated by reference by contacting the Information and Exchange Agent at the addresses indicated on the back cover page of this document.

Offers with Respect to Old Bonds Held in DTC

If you hold Old Bonds through DTC, you must arrange for a direct participant in DTC to submit your offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitation is eligible for ATOP. Accordingly, a DTC participant must electronically transmit its submission of an offer in accordance with DTC’s ATOP procedures for the Invitation. DTC will then send an Agent’s Message to the Information and Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the Information and Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitation and that Mexico may enforce such agreement against such participant.

Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your offer must be received by the Information and Exchange Agent at or prior to 5:00 P.M., New York City time, on the Expiration Date. Delivery will be deemed made only when actually received by the Information and Exchange Agent. Holders desiring to tender their Old Bonds on the Expiration Date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. Delivery of instructions to DTC does not constitute delivery to the Information and Exchange Agent.

Offers with Respect to Old Bonds Held in Euroclear or Clearstream, Luxembourg

If you hold your Old Bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to submit your offer, which must include “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 5:00 P.M., New York City time, on the Expiration Date. “Blocking” instructions means:

•	irrevocable instructions to block any attempt to transfer the relevant portion of a holder’s Old Bonds on or prior to the Settlement Date,

•

irrevocable instructions to debit a holder’s account on or about the Settlement Date in respect of all of a holder’s blocked Old Bonds, or in respect such lesser portion of a holder’s Old Bonds as are accepted for exchange by Mexico, upon receipt of an instruction by the Information and Exchange Agent to receive a holder’s Old Bonds for Mexico, and

•	an irrevocable authorization to disclose, to the Information and Exchange Agent, the identity of the participant account holder and account information;

subject, in each case, to the automatic withdrawal of the irrevocable instruction in the event that the Invitation is terminated by Mexico and subject to a holder’s right to withdraw a holder’s offer to exchange prior to 5:00 P.M., New York City time, on the scheduled Expiration Date.

Your offer, including the related “blocking” instructions, must disclose whether or not the beneficial owner making the offer is a U.S. person and must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and at or prior to the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

Offers with Respect to Old Bonds Held by Custodians

If you hold your Old Bonds through a custodian, you may not submit an offer directly. You should contact that custodian to submit offers on their behalf. In the event that your custodian or the DTC, Euroclear or Clearstream, Luxembourg participant through which you hold your Old Bonds is unable to submit an offer on your behalf, you should telephone one of the Dealer Managers or the Information and Exchange Agent for assistance in submitting your offer.

Deadlines

None of Mexico, the Dealer Managers or the Information and Exchange Agent will be responsible for the communication of offers by:

•	holders or beneficial owners to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Old Bonds, or

•	holders, beneficial owners or direct participants in Euroclear or Clearstream, Luxembourg to the Information and Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders are responsible for arranging the timely submission of their offers and ensuring the book-entry transfer of Old Bonds into the account of the Information and Exchange Agent at DTC.

If you are a direct participant in DTC, Euroclear or Clearstream, Luxembourg, you will not be obligated to pay brokerage commissions, solicitation fees or Mexican transfer taxes with respect to your offer. If you hold Old Bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any fees for delivering your Old Bonds or performing other services in connection with the Invitation.

Holders’ Representations, Warranties and Undertakings

By offering Old Bonds in exchange for Reopened Notes (see “—Invitation Procedures” above), each holder of Old Bonds and any direct participant submitting an offer of such Old Bonds on such holder’s behalf shall be deemed to agree with, and acknowledge, represent, warrant and undertake to Mexico, the Dealer Managers and the Information and Exchange Agent that, on each of the Expiration Date and Settlement Date, as set forth below. If any holder of such Old Bonds or the direct participant is unable to give these acknowledgements, agreements, representations, warranties and undertakings, such holder or direct participant should contact the Information and Exchange Agent immediately.

(1)	You have received, reviewed and accepted the terms and conditions of the Invitation and the offer and distribution restrictions, all as described in this Invitation (and have access to, and have reviewed and understood, the documents incorporated by reference in this Invitation).

(2)	You are assuming all the risks inherent in participating in the Invitation, and have undertaken all the appropriate analysis of the implications of the Invitation, without reliance on Mexico, the Dealer Managers, the Information and Exchange Agent or any of their respective directors or employees.

(3)	Upon the terms and subject to the conditions of the Invitation, you have offered the principal amount of Old Bonds validly offered and blocked in the relevant Clearing System and, subject to and effective on the acceptance for exchange by Mexico in respect of such Old Bonds pursuant to the Invitation, you renounce all right, title and interest in and to all such Old Bonds accepted for exchange pursuant to the Invitation and waive and release any rights or claims you may have against Mexico with respect to any such Old Bonds or the Invitation.

(4)	You have (a) arranged for a direct participant in DTC, Euroclear or Clearstream, Luxembourg, as applicable, to submit an offer with respect to the Old Bonds to DTC, Euroclear or Clearstream, Luxembourg, as applicable, in the manner specified in the Invitation prior to 5:00 P.M., New York City time, on the Expiration Date, (b) authorized DTC, Euroclear or Clearstream, Luxembourg, as applicable, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the Settlement Date such Old Bonds, (ii) cancel such Old Bonds (or such lesser portion as shall be accepted for exchange by Mexico) upon receipt of an instruction from the Information and Exchange Agent on or after the Settlement Date to have such Old Bonds cancelled and (iii) disclose the name of the direct participant and information about the foregoing instructions with respect to such Old Bonds, and (c) further authorized the Information and Exchange Agent to instruct DTC, Euroclear or Clearstream, Luxembourg, as applicable, as to the aggregate principal amount of such Old Bonds that shall have been accepted for exchange by Mexico.

(5)	You have full power and authority to transfer and assign to Mexico the Old Bonds which you have offered pursuant to the Invitation and, if such Old Bonds are accepted for exchange pursuant to the Invitation, good and marketable title to such Old Bonds will be transferred to, or for the account of, Mexico free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto, and you will, upon request, execute and deliver any additional documents and/or do such other things deemed by Mexico or the Information and Exchange Agent to be necessary or desirable to complete the sale, assignment, transfer and/or cancellation of such Old Bonds or to evidence such power and authority.

(6)	You irrevocably appoint the Information and Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Information and Exchange Agent also acts as agent of Mexico) with respect to the offered Old Bonds, with full powers of substitution (such power of attorney being deemed to be an irrevocable power of attorney coupled with an interest) to (a) present such Old Bonds and all evidences of transfer and authenticity to, or transfer ownership of, such Old Bonds on the accounts maintained by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to, or to the order of Mexico, (b) present such Old Bonds for transfer of ownership on the books of the fiscal agent for the Old Bonds, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Bonds, all in accordance with the terms and conditions of the Invitation as described herein.

(7)	All authority conferred or agreed to be conferred pursuant to your acknowledgements, agreements, representations, warranties, undertakings and directions, and all of your obligations shall be binding upon your successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, your death or incapacity.

(8)	You understand that acceptance for exchange of Old Bonds validly offered by you pursuant to the Invitation will constitute a binding agreement between you and Mexico, in accordance with and subject to the terms and conditions of the Invitation.

(9)	You understand that Mexico may, at its sole discretion, extend, re-open, amend or waive any condition of or terminate the Invitation at any time, and that in the event of a termination of the Invitation, the relevant Old Bonds will be returned to the holder.

(10)	None of Mexico, the Dealer Managers, the fiscal agent, the Information and Exchange Agent or any of their respective directors or employees, has given you any information with respect to the Invitation save as expressly set out in this Invitation nor has any of them made any recommendation to you as to whether you should offer Old Bonds for exchange in the Invitation, and you have made your own decision with regard to offering Old Bonds for exchange in the Invitation based on any legal, tax or financial advice you have deemed necessary to seek.

(11)	No information has been provided to you by Mexico, the Dealer Managers, the Information and Exchange Agent or any of their respective directors or employees, with regard to the tax consequences for holders of Old Bonds arising from any Old Bonds exchanged pursuant to the Invitation and the receipt of the Reopened Notes and any cash payment, and you acknowledge that you are solely liable for any taxes and similar or related payments imposed on you under the laws of any applicable jurisdiction as a result of your participation in the Invitation or in relation to the Reopened Notes and you agree that you will not and do not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Mexico, the Dealer Managers, Information and Exchange Agent, any of their respective directors or employees or any other person in respect of such taxes and payments.

(12)	You understand that validly offered Old Bonds (or defectively offered Old Bonds with respect to which Mexico has waived, or has caused to be waived, such defect) will be deemed to have been accepted by Mexico if, as and when Mexico gives oral or written notice thereof to the Information and Exchange Agent.

(13)	You are not a person to whom it is unlawful to make an invitation pursuant to the Invitation under the applicable securities laws contained under the heading “Jurisdiction Restrictions” in this invitation supplement, you have not distributed or forwarded this Invitation or any other documents or materials relating to the Invitation to any such person, and you have (before offering the Old Bonds for exchange) complied with all laws and regulations applicable to you for the purposes of your participation in the Invitation.

(14)	You are located outside of Austria, or if you are (or if acting on behalf of the beneficial owner of the Old Bonds, such beneficial owner is) located or resident in Austria, you are a qualified investor as defined in §1/1/5a of the Austrian Capital Market Act (Kapitalmarktgesetz).

(15)	You are located outside of Belgium, or if you are located in Belgium, you (a) qualify as a qualified investor (gekwalificeerde belegger/investisseur qualifié) of one of the types mentioned in Article 10 of the Belgian Law of June 16, 2006 on the public offering of investment instruments and the admission to trading of investment instruments on a regulated market; and (b) act for your own investment account and not with a view to reselling or placing the bonds to be acquired.

(16)	You are located outside of Belgium, or if you are located or a resident in Belgium, you have not been solicited by Mexico or any financial intermediary in connection with the Invitation.

(17)	You are located outside of France, or if you are located or resident in France, you are (i) a qualified investor, as defined in Article L. 411-2 II of the French Code monétaire et financier, and you are acting for your own account or (ii) a person providing investment services relating to portfolio management for the account of third parties; you acknowledge that no prospectus has been prepared in connection with the offering of the Reopened Notes that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the French Autorité des marchés financiers.

(18)	You are located outside of Germany, or if you are located or resident in Germany, you are a qualified investor under the German Securities Prospectus Act and you have not and will not pass on any information relating to the Invitation materials or the Invitation to persons in Germany except to persons who qualify as a qualified investor under the German Securities Prospectus Act.

(19)	You are located outside of Hong Kong, or if you are located or resident in Hong Kong, you are a professional investor as defined in the Securities and Futures Ordinance and any rules made thereunder.

(20)	You are located outside of Italy, or if you are located or resident in Italy you, and any beneficial owner of Old Bonds (or any other person) on whose behalf you are directly or indirectly acting are a qualified investor (investitore qualificato) within the meaning of Article 100, paragraph 1, letter a) of Legislative Decree No. 58 of February 24, 1998, as amended and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

(21)	You are located outside of Luxembourg, or if you are located or resident in Luxembourg, you are a qualified investor, which means “persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments, and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients.

(22)	You are located outside of Mexico, or if you are located or resident in Mexico, you understand that no public offering is being made in Mexico and that the Invitation is only being made to you and not to any third parties in Mexico.

(23)	You are located outside of the Netherlands, or if you are located or resident in the Netherlands, you are a qualified investor (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

(24)	If you are located or resident in Singapore you will not circulate or distribute the Invitation materials or any other document or material in connection with the Invitation and will not offer or sell or make the subject of an invitation for subscription or purchase, whether directly or indirectly, the Reopened Notes to any persons in Singapore other than (i) to existing holders of the Old Bonds pursuant to Section 273(1)(cd) of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the SFA.

(25)	You are located outside of Spain, or if you are located or resident in Spain, you meet the requirements to be considered as a qualified investor under Spanish law.

(26)	You are located outside of Switzerland, or if you are located or resident in Switzerland, (a) you (or any person on whose behalf you are acting) are an existing holder of the Old Bonds; (b) the Invitation is intended only for you (and, if applicable, bond holders on whose behalf you are acting), and not for any third party; (c) you will not distribute the materials or information on the exchange offer website to any third party; (d) you undertake not to make a public offer or sale (as such term is understood under the laws of Switzerland; öffentliches Angebot) of the Reopened Notes to be acquired pursuant to the Invitation in or from Switzerland.

(27)	You are located outside of the United Kingdom, or if you are located or a resident in the United Kingdom, you (and if you are acting on behalf of one or more beneficial owners, each such beneficial owner) are a “qualified investor” within the meaning of the Prospectus Directive (Directive 2003/71/EC and amendments thereto, including Directive 2010/73/EU).

(28)	You are located outside of Uruguay, or if you are located or a resident in Uruguay you acknowledge receipt of the Invitation materials regarding the Invitation to tender the Old Bonds, and that the offering of the Reopened Notes pursuant to the Invitation constitutes a private placement according to section 2 of Uruguayan law 18,627 and the Reopened Notes are not and will not be registered with the Superintendence of Financial Services of the Central Bank of Uruguay.

(29)	You acknowledge that Mexico, the Dealer Managers and the Information and Exchange Agent will rely upon the truth and accuracy of the foregoing acknowledgments, agreements, representations, warranties and undertakings.

(30)	You shall indemnify Mexico, the Dealer Managers and the Information and Exchange Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, the Invitation (including any offer thereunder) by you.

In addition, holders submitting Offers through Euroclear or Clearstream, Luxembourg will be required to specify whether the beneficial owner of the Old Bonds being offered for exchange is or is not a U.S. person (as defined in Regulation S under the Securities Act of 1933, as amended).

Authorized Denominations

You may make offers of Old Bonds only in authorized denominations of the relevant Old Bonds, which are set forth for each series of Old Bonds under the heading “Authorized Denominations” in the table on pages IS-51 to IS-52.

Expiration Date; Extension

The Invitation expires at 5:00 P.M., New York City time, on Thursday, August 9, 2012, unless extended by Mexico. Mexico may extend the Expiration Date for such period or periods as it may determine in its sole discretion. Any extension will be followed by a public announcement issued at or around 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. If Mexico extends the Invitation, it will at the time of such extension announce the date it then expects will be the Settlement Date. Mexico may, but will not be obligated to, extend withdrawal rights if it extends the Expiration Date.

Withdrawal of Offers

Each offer will become irrevocable at 5:00 P.M., New York City time, on the scheduled Expiration Date. However, any offer may be withdrawn prior to 5:00 P.M., New York City time, on the scheduled Expiration Date by withdrawing the offer in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be. Mexico may extend the Expiration Date without extending withdrawal rights.

A withdrawal of Old Bonds may not be rescinded, and any Old Bonds properly withdrawn will thereafter be deemed not validly tendered. Properly withdrawn Old Bonds may, however, be resubmitted prior to 5:00 P.M., New York City time, on the Expiration Date.

If you have requested that a custodian submit an offer on your behalf and you would like to withdraw your offer, you should contact such custodian and request it to so withdraw your offer prior to 5:00 P.M., New York City time, on the scheduled Expiration Date. If Mexico terminates the Invitation without accepting any offers, all offers shall automatically be deemed to be withdrawn. If Mexico accepts any offers, offers not so accepted shall automatically be deemed to be withdrawn. Old Bonds delivered through DTC’s ATOP system and not accepted for exchange by Mexico will be returned to the originating accounts as soon as practicable following the Settlement Date, in accordance with DTC’s normal procedures.

Irregularities

All questions as to the validity, form and eligibility (including time of receipt, revocation or revision) of any offer, will be determined by Mexico in its sole discretion, which determination will be final and binding. Mexico reserves the absolute right to reject any offers not in proper form, including offers for which Old Bonds have not been blocked, or for which any corresponding agreement by Mexico to exchange would, in the opinion of Mexico’s counsel, be unlawful. Mexico also reserves the absolute right to waive any of the conditions of the Invitation or defects in offers. None of Mexico, the Dealer Managers or the Information and Exchange Agent shall be under any duty to give notice to holders of any irregularities in the submission of offers, nor shall any of them incur any liability for failure to give such notice.

Amendment or Termination of the Invitation

The Invitation will expire at 5:00 P.M., New York City time, on the Expiration Date, unless Mexico in its sole discretion extends it or terminates it earlier.

At any time before Mexico announces the acceptance of any offers by press release issued to the News Service, Mexico may, in its sole discretion:

•	terminate the Invitation, including with respect to offers submitted prior to the time of such termination;

•	extend the Invitation past the originally scheduled Expiration Date; or

•	amend the Invitation from time to time in any fashion.

Subject to applicable law, Mexico will announce by press release issued to the News Service any amendments to, or extension or termination of, the Invitation and will publish notices on the website of the Luxembourg Stock Exchange announcing such amendments, extension or termination.

Jurisdictions

Mexico is making the Invitation only in those jurisdictions where it is legal. See “Certain Legal Restrictions,” “Plan of Distribution” and “Jurisdictional Restrictions.”

Participation by the Dealer Managers and Mexico

Each of the Dealer Managers may submit offers for its own account or on behalf of eligible holders. However, each of the Dealer Managers may only submit non-competitive offers for its own account.

Mexico may not submit offers directly, nor may any Mexican governmental agency submit offers on Mexico’s behalf. However, Mexican governmental agencies holding Old Bonds for their own account may submit competitive or non-competitive offers.

Communications

Information about the Invitation will, to the extent provided in this document, be issued by press release to the News Service.

Governing Law

The Invitation is, and any offer and acceptance by Mexico shall be, governed by and interpreted in accordance with the laws of the State of New York, United States of America, except that all matters governing authorization of the Invitation and authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico.

Certain Other Matters

Mexico reserves the right following completion or cancellation of the Invitation to issue a new invitation to all holders to submit offers to exchange or sell Old Bonds or purchase new securities, including additional Reopened Notes, on terms that may be more or less favorable than those contemplated by the Invitation. The issuance of any new invitation will depend on various factors, including interest rates prevailing at the time and the principal amount of Old Bonds retired pursuant to the Invitation.

Mexico’s determination of the UST Benchmark Rates, the Benchmark Spreads, the Relative Spreads, the Old Bond Exchange Values, the Reopened Note Exchange Values, the Exchange Ratios, the Minimum Clearing Cash Payments, the Clearing Cash Payments, the Base Cash Component and any other calculation or quotation made with respect to the Invitation shall be conclusive and binding on all holders, absent manifest error.

Market for the Old Bonds and Reopened Notes

Old Bonds acquired by Mexico pursuant to the Invitation will be cancelled. Accordingly, the exchange of Old Bonds of any series pursuant to the Invitation will reduce the aggregate principal amount of Old Bonds of that series that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds of that series not exchanged for Reopened Notes pursuant to the Invitation. Old Bonds not exchanged pursuant to the Invitation will remain outstanding.

Although application will be made to have each series of Reopened Notes listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, no assurance can be given as to the liquidity of the trading market for any series of the Reopened Notes. The price at which the Reopened Notes will trade in the secondary market is uncertain. The Reopened 2022 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding 2022 Notes. The Reopened 2044 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding 2044 Note. The Reopened 2110 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding 2110 Notes.

THE OLD BONDS

The following chart sets forth certain summary information with respect to the outstanding Old Bonds:

Title of Old Bonds	ISIN	CUSIP	Currency	Original Principal Amount	Interest Payment Dates	Approximate Outstanding Aggregate Principal Amount as of July 25, 2012	Maturity	Authorized Denominations

6.375% Global Notes due 2013*	US91086QAK40	91086QAK4	USD	U.S. $2,000,000,000	January 16 and July 16 of each year	U.S. $1,168,414,000	January 16, 2013	U.S.$1,000 and integral multiples of U.S.$1,000

5.875% Global Notes due 2014	US91086QAQ10	91086QAQ1	USD	U.S. $1,793,267,000	January 15 and July 15 of each year	U.S. $1,291,108,000	January 15, 2014	U.S.$1,000 and integral multiples of U.S.$1,000

5.875% Global Notes due 2014	US91086QAX60	91086QAX6	USD	U.S. $1,500,000,000	February 17 and August 17 of each year	U.S. $1,490,000,000	February 17, 2014	U.S.$2,000 and integral multiples of U.S.$2,000

6.625% Global Notes due 2015	US91086QAL23	91086QAL2	USD	U.S. $2,000,000,000	March 3 and September 3 of each year	U.S. $1,343,649,000	March 3, 2015	U.S.$1,000 and integral multiples of U.S.$1,000

11.375% Global Bonds due 2016*	US593048BA88	593048BA8	USD	U.S. $2,394,641,000	March 15 and September 15 of each year	U.S. $1,681,197,000	September 15, 2016	U.S.$1,000 and integral multiples of U.S.$1,000

5.625% Global Notes due 2017	US91086QAU22	91086QAU2	USD	U.S. $3,500,000,000	January 15 and July 15 of each year	U.S. $3,500,000,000	January 15, 2017	U.S.$2,000 and integral multiples of U.S.$2,000

5.950% Global Notes due 2019	US91086QAW87	91086QAW8	USD	U.S. $3,000,000,000	March 19 and September 19 of each year	U.S. $2,928,103,000	March 19, 2019	U.S.$2,000 and integral multiples of U.S.$2,000

8.125% Global Bonds due 2019*	US593048BN00	593048BN0	USD	U.S. $3,300,000,000	June 30 and December 30 of each year	U.S. $1,352,366,000	December 30, 2019	U.S.$1,000 and integral multiples of U.S.$1,000

5.125% Global Notes due 2020	US91086QAY44	91086QAY4	USD	U.S. $3,000,000,000	January 15 and July 15 of each year	U.S. $3,000,000,000	January 15, 2020	U.S.$2,000 and integral multiples of U.S.$2,000

Title of Old Bonds	ISIN	CUSIP	Currency	Original Principal Amount	Interest Payment Dates	Approximate Outstanding Aggregate Principal Amount as of July 25, 2012	Maturity	Authorized Denominations

8.00% Global Notes due 2022*	US91086QAJ76	91086QAJ7	USD	U.S. $1,750,000,000	March 24 and September 24 of each year	U.S. $714,348,000	September 24, 2022	U.S.$1,000 and integral multiples of U.S.$1,000

11.500% Global Bonds due 2026*	US593048AX90	593048AX9	USD	U.S. $1,750,000,000	May 15 and November 15 of each year	U.S. $338,580,000	May 15, 2026	U.S.$1,000 and integral multiples of U.S.$1,000

8.300% Global Notes due 2031*	US91086QAG38	91086QAG3	USD	U.S. $3,250,000,000	February 15 and August 15 of each year	U.S. $1,626,187,000	August 15, 2031	U.S.$1,000 and integral multiples of U.S.$1,000

7.500% Global Notes due 2033	US91086QAN88	91086QAN8	USD	U.S. $3,056,822,000	April 8 and October 8 of each year	U.S. $1,105,207,000	April 8, 2033	U.S.$1,000 and integral multiples of U.S.$1,000

6.750% Global Notes due 2034	US91086QAS75	91086QAS7	USD	U.S. $4,266,566,000	March 27 and September 27 of each year	U.S. $3,261,044,000	September 27, 2034	U.S.$1,000 and integral multiples of U.S.$1,000

6.05% Global Notes due 2040	US91086QAV05	91086QAV0	USD	U.S. $4,250,000,000	January 11 and July 11 of each year	U.S. $4,250,000,000	January 11, 2040	U.S.$2,000 and integral multiples of U.S.$2,000

*	Originally issued prior to March 3, 2003

Each series of Old Bonds is listed on the Official List of the Luxembourg Stock Exchange and trades on the Euro MTF market of the Luxembourg Stock Exchange. Mexico intends to continue to list the Old Bonds on the Official List of the Luxembourg Stock Exchange and to have such Old Bonds trade on the Euro MTF market of the Luxembourg Stock Exchange.

Old Bonds acquired by Mexico pursuant to the Invitation will be cancelled. Accordingly, the exchange of Old Bonds pursuant to the Invitation will reduce the aggregate principal amount of each series of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds of that series not exchanged for Reopened Notes pursuant to the Invitation. Old Bonds not exchanged in the Invitation will remain outstanding.

DESCRIPTION OF THE REOPENED NOTES

This document describes the terms of the Reopened Notes in greater detail than the prospectus supplement and the prospectus and may provide information that differs from the prospectus supplement and the prospectus. If the information in this document differs from the prospectus supplement or the prospectus, you should rely on the information in this invitation supplement.

Mexico will issue the Reopened Notes under the fiscal agency agreement, dated as of September 1, 1992, as amended by Amendment No. 1, dated as of November 28, 1995 and by Amendment No. 2, dated as of March 3, 2003, between Mexico and Citibank, N.A., as fiscal agent. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the Reopened Notes and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Reopened Notes. Therefore, Mexico urges you to read the fiscal agency agreement and the form of the Reopened Notes in making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the Luxembourg listing agent.

General Terms of the Reopened Notes

The Reopened Notes will:

•	be denominated and payable in U.S. dollars;

•	be issued in denominations of U.S. $2,000 and integral multiples of U.S. $2,000;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Mexico and will be backed by the full faith and credit of Mexico;

•	rank equal in right of payment with all of Mexico’s present and future unsecured and unsubordinated external indebtedness;

•	be issued in the form of one or more fully registered global securities, without coupons;

•

be registered in the name of a nominee of DTC and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear and Clearstream, Luxembourg;

•	be governed by New York law, except that all matter governing authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico; and

•

contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Mexico’s outstanding external public indebtedness issued prior to March 3, 2003. Certain of the Old Bonds were originally issued prior to such date. Under these provisions, Mexico may amend the payment provisions of a series of Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

Mexico may, without the consent of the holders, from time to time issue additional notes that may form a single series with a series of Reopened Notes; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the Reopened Notes of such series have as of the date of the issue of such additional notes.

Mexico will apply to list each series of Reopened Notes on the Luxembourg Stock Exchange and to have each series of Reopened Notes admitted to trading on the Euro MTF market. Mexico cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the Invitation is not conditioned on obtaining the listing. Currently, the outstanding 2022 Notes, the outstanding 2044 Notes and the outstanding 2110 Notes are listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market.

Terms of the Reopened 2022 Notes

The Reopened 2022 Notes:

•	will mature on March 15, 2022;

•	will bear interest at 3.625% per year, accruing from and including March 15, 2012;

•	will pay interest in U.S. dollars on March 15 and September 15 of each year, commencing on September 15, 2012. Interest will be computed on a 360-day year of twelve 30-day months;

•

will pay interest to persons in whose names the Reopened 2022 Notes are registered at the close of business on the March 11 or September 11, as the case may be, preceding the relevant interest payment date;

•	will be consolidated to form a single series with, and be fully fungible with, Mexico’s outstanding 2022 Notes; and

•

are redeemable at Mexico’s option, upon giving not less than 30 days’ notice, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2022 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points over (ii) the principal amount of such Reopened 2022 Notes. For the purposes of the Reopened 2022 Notes:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2022 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means any of Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third business day preceding such redemption date.

Terms of the Reopened 2044 Notes

The Reopened 2044 Notes:

•	will mature on March 8, 2044;

•	will bear interest at 4.750% per year, accruing from and including March 8, 2012;

•	will pay interest in U.S. dollars on March 8 and September 8 of each year, commencing on September 8, 2012. Interest will be computed on a 360-day year of twelve 30-day months;

•

will pay interest to persons in whose names the Reopened 2044 Notes are registered at the close of business on the March 1 or September 1, as the case may be, preceding the relevant interest payment date;

•	will be consolidated to form a single series with, and be fully fungible with, Mexico’s outstanding 2044 Notes; and

•

are redeemable at Mexico’s option, upon giving not less than 30 days’ notice, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2044 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points over (ii) the principal amount of such Reopened 2044 Notes. For the purposes of the Reopened 2044 Notes:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2044 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc. or their respective affiliates which are primary United States government securities dealers and their respective successors, and two other Primary Treasury Dealers (as below defined) selected by Mexico; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third business day preceding such redemption date.

Terms of the Reopened 2110 Notes

The Reopened 2110 Notes:

•	will mature on October 12, 2110;

•	will bear interest at 5.750% per year, accruing from and including April 12, 2012;

•	will pay interest in U.S. dollars on April 12 and October 12 of each year, commencing on October 12, 2012. Interest will be computed on a 360-day year of twelve 30-day months;

•

will pay interest to persons in whose names the Reopened 2110 Notes are registered at the close of business on the April 8 or October 8, as the case may be, preceding the relevant interest payment date;

•	will be consolidated to form a single series with, and be fully fungible with, Mexico’s outstanding 2110 Notes; and

•

are redeemable at Mexico’s option, upon giving not less than 30 days’ notice, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of such notes to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the Reopened 2110 Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points over (ii) the principal amount of such Reopened 2110 Notes. For the purposes of the 2110 Notes:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Reopened 2110 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Mexico.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Mexico obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Barclays Capital Inc., or their respective affiliates which are primary United States government securities dealers and their respective successors, and two other Primary Treasury Dealers (as below defined) selected by Mexico; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), Mexico will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Mexico, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Mexico by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third business day preceding such redemption date.

CLEARANCE AND SETTLEMENT

Mexico has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Mexico takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Mexico, the Fiscal Agent, the Dealer Managers or the Information and Exchange Agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Mexico, the Fiscal Agent, the Dealer Managers or the Information and Exchange Agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate the Invitation and the issuance of the Reopened Notes. Transfers of Reopened Notes within DTC, Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold Reopened Notes through DTC and investors who hold or will hold Reopened Notes through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

Initial Settlement

Upon the issuance of the Reopened Notes, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests in the global security or securities representing each series of Reopened Notes to the accounts of persons who have accounts with DTC (“DTC Participants”). Such accounts initially will be designated by the Information and Exchange Agent, and will be the same as the accounts in which the Old Bonds accepted for exchange were held. Ownership of beneficial interests in the Reopened Notes will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Reopened Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading in Relation to Reopened Notes

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the Reopened Notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Mexico nor the Fiscal Agent, any paying agent or the registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC Participants will transfer interests in the Reopened Notes among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global security or securities representing a series of Reopened Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Reopened Notes of each series among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When Reopened Notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Reopened Notes and make payment for them. On the closing date, the depositary will make payment to the DTC Participant’s account and the Reopened Notes will be credited to the depositary’s account. At settlement the depositaries will credit the Reopened Notes to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the Reopened Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the closing date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual closing date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Reopened Notes by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Reopened Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Reopened Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Reopened Notes were credited to the participant’s account. However, interest on the Reopened Notes would accrue from the value date. Therefore, in these cases the interest income on Reopened Notes that the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the Reopened Notes can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the closing date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

Finally, day traders that use Euroclear or Clearstream, Luxembourg to purchase interests in the Reopened Notes from DTC Participants for delivery to Euroclear or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear or Clearstream, Luxembourg accounts, in accordance with the clearing system’s customary procedures,

•

borrowing the interests in the United States from a DTC Participant no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC Participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Reopened Notes to the DTC Participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual closing date.

If the Euroclear or Clearstream, Luxembourg participant selling the Reopened Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Reopened Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

TAXATION

Mexican Taxation

The following is a summary of certain Mexican federal income tax considerations that may be relevant to holders of Old Bonds that are not residents of Mexico for tax purposes and do not hold the Old Bonds and will, if applicable, not hold the Reopened Notes through a permanent establishment in Mexico for tax purposes (any such holder, a “Foreign Holder”). For purposes of Mexican taxation, an individual is a resident of Mexico if he/she has established his/her domicile in Mexico, unless he/she has a place of residence in another country as well, in which case such individual will be considered a resident of Mexico for tax purposes, if such individual has his/her center of vital interest in Mexico; an individual would be deemed to maintain his/her center of vital interest in Mexico if, among other things, (i) more than 50% of his/her total income for the calendar year results from Mexican sources, or (ii) his/her principal center of professional activities is located in Mexico. A legal entity is a resident of Mexico if it maintains the principal place of its management in Mexico or has established its effective management in Mexico. A Mexican national is presumed to be a resident of Mexico unless such person can demonstrate the contrary. If a person has a permanent establishment for tax purposes in Mexico, such person shall be required to pay taxes in Mexico on income attributable to such permanent establishment in accordance with Mexican federal tax law.

This summary is based upon Mexico’s federal income tax laws in effect on the date hereof, which are subject to change. This summary is for general information only and does not constitute tax advice. This summary does not purport to consider all aspects of Mexican federal income taxation or treaties for the avoidance of double taxation entered into by Mexico, which are in effect and which does not include any information with respect to Mexican state or municipal laws. This summary is not intended to include any of the tax consequences that may be applicable to residents of Mexico for tax purposes.

Mexico has negotiated treaties to avoid double taxation with several countries. Certain of these treaties are currently in effect and others have been signed but have yet to enter into force. Mexico does not expect that these treaties will have an effect on the tax treatment of the exchange of the Old Bonds for Reopened Notes and, if applicable, cash under the Invitation or on payments on the Reopened Notes to, or the purchase, holding or sale of the Reopened Notes by, Foreign Holders.

Prospective participants in the exchange of the Old Bonds for Reopened Notes should consult their own tax advisors as to the Mexican or other tax consequences (including consequences arising under double taxation treaties) of the exchange of Old Bonds for Reopened Notes or the acquisition, ownership and disposition of the Reopened Notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, municipal, foreign or other tax laws.

Exchange of Old Bonds for Reopened Notes

Under Mexico’s Ley General de Deuda Pública, or General Law of Public Debt, and Ley del Impuesto sobre la Renta, or Income Tax Law, the exchange of Old Bonds by Foreign Holders for the Reopened Notes and any applicable cash payments made to such Foreign Holders pursuant to the Invitation will not be subject to any Mexican withholding or other similar tax.

Taxation of Reopened Notes

Payments of Principal and Interest

Under Mexico’s General Law of Public Debt and Income Tax Law, principal and interest payments that you, as a Foreign Holder, receive on the Reopened Notes will not be subject to any Mexican withholding or other similar tax.

Capital Gains

Foreign Holders will not be subject to capital gains taxes applicable in Mexico on the sale or transfer of the Reopened Notes, if the sale or transfer is made to another Foreign Holder.

Other Taxes

There are no Mexican stamp, registration or similar taxes payable by a Foreign Holder in connection with the acquisition, ownership or disposition of the Reopened Notes. A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the Reopened Notes.

United States Federal Income Taxation

The following is a summary of United States federal income tax consequences of participating in the Invitation that may be material to you as a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of Old Bonds that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis with respect to the Old Bonds. This summary supplements, and to the extent inconsistent replaces, the discussion of U.S. federal income tax consequences in the Prospectus Supplement and should be read in conjunction therewith. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to your decision to participate in the Invitation, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that are not U.S. Holders, (ii) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (iii) persons that hold Old Bonds or will hold Reopened Notes as part of a position in a “straddle” or as part of a “hedging”, “conversion” or other integrated investment transaction for United States federal income tax purposes, (iv) persons whose functional currency is not the U.S. dollar or (v) persons that do not hold Old Bonds, or will not hold Reopened Notes, as capital assets.

This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Mexico has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE INVITATION, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Consequences of Tendering your Old Bonds

The exchange of Old Bonds for Reopened Notes pursuant to the Invitation will be a taxable transaction for United States federal income tax purposes. Subject to the discussion of the market discount rules set forth below, if you exchange Old Bonds for Reopened Notes pursuant to the Invitation, you will recognize capital gain or loss in an amount equal to the difference between the amount realized on the exchange and your adjusted tax basis in the Old Bonds tendered at the time of the consummation of the Invitation. Your adjusted tax basis in an Old Bond generally will equal the amount paid therefor, increased by the amount of any “original issue discount” included in income and any market discount you have previously taken into account and reduced by the amount of any payments other than qualified stated interest on the Old Bonds and any amortizable bond premium previously amortized with respect to the Old Bonds. The amount realized in the exchange will be the sum of the fair market value on the date of exchange of the Reopened Notes received (assuming that the Reopened Notes are traded on an established securities market, as discussed below) plus the Clearing Cash Payment (if any) and any other cash received (except that the amount of such Payment or Notes attributable to accrued but unpaid interest will be treated as such). As discussed below, Mexico anticipates, and the remainder of this discussion assumes, that the Reopened Notes will be traded on an established securities market. Except to the extent attributable to accrued market discount on the Old Bonds, gain or loss that you recognize on the exchange of Old Bonds will be capital gain or loss. That gain or loss will be long-term capital gain or loss if you held the Old Bonds for more than one year. Your holding period with respect to the Reopened Notes will begin the day after the consummation of the Invitation.

In general, if you acquired the Old Bonds with market discount, any gain you realize on the exchange of the Old Bonds for Reopened Notes will be treated as ordinary income to the extent of the portion of the market discount that has accrued while you held such Old Bonds, unless you have elected to include market discount in income currently as it accrues.

Your basis in the Reopened Notes will be equal to their fair market value on the date of the exchange, assuming that the Reopened Notes are traded on an established securities market. The Reopened Notes will be treated as “traded on an established market” if, among others, at any time during the 60-day period ending 30 days after the date of the exchange, such Reopened Notes are traded or listed on a national securities exchange, interdealer quotation system, or, subject to certain limitations, if price quotations are readily available from dealers, brokers or traders. Mexico expects the Reopened Notes to be traded on an established market within the meaning of the applicable Treasury Regulations, and, accordingly, intends to treat the Reopened Notes as having a basis equal to their fair market value on the date of the exchange.

Consequences of Not Participating in the Invitation

If you do not participate in the Invitation (or participate with respect to less than all of your Old Bonds), you will not be affected for United States federal income tax purposes with respect to your retained Old Bonds.

Consequences of Holding the Reopened Notes

In general, for United States federal income tax purposes, you will have to include stated interest on the Reopened Notes in gross income in accordance with your usual method of tax accounting. Upon a sale, exchange, redemption or other taxable disposition of the Reopened Notes, you generally will recognize gain or loss in an amount equal to the difference between the amount you realize on the disposition (except for amounts received with respect to accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the Reopened Notes. For more information see “Taxation—United States Federal Taxation” in the Prospectus Supplement.

If you acquired the Reopened Notes at a cost greater than their remaining principal, you will be considered to have purchased the Reopened Notes at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Reopened Notes. Such election, once made, generally applies to all bonds you hold or subsequently acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you elect to amortize such premium, you must reduce your tax basis in the Reopened Notes by the amount of the premium amortized during your holding period. If you do not elect to amortize bond premium, the amount of bond premium will be included in your tax basis when the Reopened Notes mature or are disposed of. Therefore, if you do not elect to amortize such premium and hold the Reopened Notes to maturity, you will generally be required to treat the premium as capital loss when the Reopened Notes mature.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments in respect of the Reopened Notes within the United States if you are not a corporation. To avoid the imposition of backup withholding on such payments, you should complete an IRS Form W-9 (which can be obtained at the website of the IRS at www.irs.gov) and either (i) provide your correct taxpayer identification number, which is your social security number if you are an individual U.S. Holder, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign persons) are exempt from these backup withholding and information reporting requirements, but may be required to establish their entitlement to an exemption. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

PLAN OF DISTRIBUTION

Mexico has entered into a dealer managers agreement with Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Managers for the Invitation. Pursuant to the dealer managers agreement, Mexico has (a) retained the Dealer Managers to act, directly or through affiliates, on behalf of Mexico as the dealer managers in connection with the Invitation, (b) agreed to pay the dealer managers a fee based on the aggregate principal amount of Reopened Notes issued pursuant to accepted offers, (c) agreed to reimburse the Dealer Managers for certain expenses in connection with the Invitation, and (d) agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Invitation, including liabilities under the U.S. Securities Act of 1933, as amended. The dealer managers agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.

If any of the Dealer Managers acquires any Reopened Notes pursuant to the Invitation, it may resell those Reopened Notes from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any Reopened Notes may be offered to the public either through underwriting syndicates represented by any of the Dealer Managers or directly by the Dealer Managers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Each of the Dealer Managers has participated as an underwriter in connection with Mexico’s offerings of certain of the Old Bonds, each of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. has participated as an underwriter in connection with Mexico’s offering of the outstanding 2110 Notes, and each of the Dealer Managers has provided and may continue to provide certain investment banking services to Mexico for which they have received and may receive compensation that is customary for services of such nature. The Dealer Managers may trade, or hold a long or short position in, the Old Bonds, the outstanding 2022 Notes, 2044 Notes or 2110 Notes, the Reopened Notes or other debt securities or related derivatives of Mexico for their own accounts or for the accounts of their customers at any given time, and the Dealer Managers may participate in the Invitation by submitting one or more non-competitive offers on their own behalf or by submitting competitive or non-competitive offers on behalf of clients.

Some of the Dealer Managers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Mexico. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Dealer Managers and their affiliates may make or hold a broad array of investments and actively trade debt securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Mexico. Certain of the Dealer Managers or their affiliates that have a lending relationship with Mexico routinely hedge their credit exposure to Mexico consistent with their customary risk management policies. Typically, such Dealer Managers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Mexico’s securities, including potentially the Reopened Notes. Any such short positions could adversely affect future trading prices of the Reopened Notes. The Dealer Managers and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the Invitation, Mexico may solicit, or cause to be solicited, offers by use of postal services, personally or by telephone, electronic mail, facsimile, telegram or other similar methods.

Mexico estimates that its share of the total expenses of the Invitation, excluding fees and commissions, will be approximately U.S. $900,000. The Dealer Managers have agreed to pay for certain expenses in connection with the Invitation.

Mexico has retained Bondholder Communications Group, LLC to act as Information and Exchange Agent in connection with the Invitation. Bondholder Communications Group, LLC’s address is 30 Broad Street, 46th Floor, New York, NY 10004.

None of the Dealer Managers, the Information and Exchange Agent, the clearing systems or any of their respective directors, employees or affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Invitation or Mexico contained or incorporated by reference herein or for any failure by Mexico to disclose events that may have occurred and may affect the significance or accuracy of such information.

JURISDICTIONAL RESTRICTIONS

The distribution of this invitation supplement and related materials is restricted by law in certain jurisdictions. Persons into whose possession these Invitation materials come are required by Mexico to inform themselves of and to observe any of these restrictions.

This invitation supplement does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Neither Mexico nor the Dealer Managers accept any responsibility for any violation by any person of the restrictions applicable in any jurisdiction.

In any jurisdiction in which the Invitation is required to be made by a licensed broker or dealer and in which any Dealer Manager or any of its affiliates is so licensed, it shall be deemed to be made by the Dealer Managers or such affiliates on behalf of Mexico.

Austria

The information in the Invitation materials does not constitute a public offering (öffentliches Angebot) to investors in Austria and must not be used in conjunction with a public offering pursuant to Austrian Capital Market Act (Kapitalmarktgesetz) in Austria. No prospectus pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsichtsbehörde) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG.

The information in the Invitation materials (e.g., invitation supplement, prospectus supplement and prospectus) is being made available in Austria for the sole purpose of providing information about the securities described herein solely to individually qualified investors in Austria. The information contained in the Invitation materials is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

Consequently, the Reopened Notes are not authorized for public offering under the Austrian Capital Markets Act (Kapitalmarktgesetz) and no public offers or public sales or invitation to make such an offer may be made. No advertisements may be published and no marketing materials may be made available or distributed in Austria in respect of the Reopened Notes. A public offering of the Reopened Notes in Austria without the prior publication of a prospectus in accordance with the Austrian Capital Market Act would constitute a criminal offense under Austrian law.

Belgium

The Invitation does not constitute a public offering within the meaning of Article 3, §2 of the Belgian Law of June 16, 2006 on the public offering of securities and the admission of securities to trading on a regulated market (the “Prospectus Law”) nor pursuant to Article 6 of the Belgian Law of April 1, 2007 on takeover bids (the “Takeover Law”). The Invitation is exclusively conducted under applicable private placement exemptions and has therefore not been, and will not be, notified to, and any other offering material relating to the Invitation has not been, and will not be, approved by, the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten).

Accordingly, the Invitation as well as any other materials relating to the Invitation may not be advertised, offered or distributed in any way, directly or indirectly, to any persons located and/or resident in Belgium, except in circumstances which do not constitute a public offering in Belgium pursuant to the Prospectus Law and the Takeover Law.

Denmark

This Invitation and the Invitation materials do not constitute a prospectus under Danish law and have not been filed with or approved by the Danish Financial Supervisory Authority as the Invitation and the Invitation materials have not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto. This Invitation will only be directed to qualified investors as defined in section 2 of the Danish Prospectus Order no. 643/2012. Accordingly, this Invitation and the Invitation materials may not be made available to any other person in Denmark nor may the Reopened Notes otherwise be marketed and offered for sale in Denmark.

European Economic Area

In relation to each Member State of the European Economic Area (other than Austria, Belgium, Denmark, France, Germany, Italy, Luxembourg, Netherlands, the United Kingdom and Spain) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any Reopened Notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

b.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Reopened Notes shall require Mexico or any Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Reopened Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Invitation and the Reopened Notes to be offered so as to enable an investor to decide to purchase or subscribe the Reopened Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this invitation supplement.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Reopened Notes that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the EEA and notified to the French Autorité des marchés financiers and to Mexico; no Reopened Notes have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the Invitation materials relating to the Reopened Notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to qualified investors (investisseurs qualifiés) other than individuals investing for their own account, as defined in Articles L. 411-2 and D. 411-1 to D. 411-3, of the French Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired Reopened Notes may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Germany

No action has been or will be taken in the Federal Republic of Germany that would permit a public offering of the Reopened Notes, or distribution of a prospectus or any other offering material relating to the Invitation or the Reopened Notes and that, in particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz) of June 22, 2005, as amended (the “German Securities Prospectus Act”), has been or will be published within the Federal Republic of Germany.

Each of the Dealer Managers represents, agrees and undertakes that: (i) it has not offered, sold or delivered and will not offer, sell or deliver any Reopened Notes in the Federal Republic of Germany otherwise than in accordance with provisions of the German Securities Prospectus Act; and (ii) that it will not distribute in the Federal Republic of Germany any offering material relating to the Reopened Notes to the public and only under circumstances that will result in compliance with the applicable rules and regulations of the Federal Republic of Germany.

Hong Kong

Each Dealer Manager represents and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Reopened Notes (except for Reopened Notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Reopened Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Reopened Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Italy

The Invitation has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Reopened Notes may be offered, sold or delivered, nor may copies of this Invitation or of any other document relating to the Reopened Notes be distributed in Italy, except:

(i)	to qualified investors (investitori qualificati), as defined pursuant to Article 100, paragraph 1, letter a) of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Regulation No. 11971”); or

(ii)	in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies.

Holders or beneficial owners of the Old Bonds may tender their Old Bonds through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007 and Legislative Decree No. 385 of September 1, 1993, each as amended) and in compliance with any other applicable laws and regulations or with any requirements imposed by CONSOB or any other Italian authority.

Any investor purchasing the Reopened Notes pursuant to this Invitation is exclusively responsible for ensuring that any offer or resale of the Reopened Notes it purchased in this offering occurs in compliance with applicable laws and regulations.

The Invitation, any other document relating to the Reopened Notes, and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third-party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its contents.

Luxembourg

The Reopened Notes may not be offered to the public in Luxembourg, except that they may be offered in Luxembourg in the following circumstances:

(a)	in the period beginning on the date of publication of a prospectus in relation to the Reopened Notes which has been approved by CSSF in Luxembourg or, where appropriate, approved in another relevant EU Member State and notified to the CSSF, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to qualified investors, which means “persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments(*), and persons or entities who are, on request, treated as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognised as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients. Investment firms and credit institutions shall communicate their classification on request to the issuer without prejudice to the relevant legislation on data protection. Investment firms authorised to continue considering existing professional clients as such in accordance with Article 71(6) of Directive 2004/39/EC shall be authorised to treat those clients as qualified investors under this Directive”

(c)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Reopened Notes to the public in relation to any Reopened Notes in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the Invitation and the Reopened Notes to be offered so as to enable an investor to decide to purchase the Reopened Notes, as defined in the Law of July 10, 2005 on prospectuses for securities and implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading (the Prospectus Directive), or any variation thereof or amendment thereto.

Mexico

The Reopened Notes will not be registered in the National Securities Registry maintained by CNBV and may not be offered or sold publicly in Mexico. The Reopened Notes may be offered or sold privately in Mexico to qualified and institutional investors, pursuant to the private placement exemption contemplated under Article 8 of the Mexican Securities Market Law. As required under the Mexican Securities Market Law, Mexico will give notice to the CNBV of the offering of the Reopened Notes for informational purposes only. Such notice does not certify the solvency of Mexico, the investment quality of the Reopened Notes or that the information contained in this invitation supplement, the prospectus supplement or in the prospectus is accurate or complete. Mexico has prepared this invitation supplement and is solely responsible for its content, and the CNBV has not reviewed or authorized such content.

Netherlands

The Reopened Notes may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Norway

This Invitation and the Invitation materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the Invitation and the Invitation materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. This Invitation will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1. Accordingly, this Invitation and the Invitation materials may not be made available to any other person in Norway nor may the Reopened Notes otherwise be marketed and offered for sale in Norway.

Singapore

The Invitation is made only to and directed at, and the Reopened Notes are only available to, persons in Singapore who are existing holders of the Old Bonds previously issued by Mexico. This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this invitation supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Reopened Notes may not be circulated or distributed, nor may the Reopened Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of the Old Bonds or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

Spain

Neither the Reopened Notes nor this Invitation have been approved or registered in the administrative registries of the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores). Consequently, the Reopened Notes may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder, or otherwise in reliance of an exemption from registration available thereunder.

Switzerland

The Invitation is made in Switzerland on the basis of a private placement, not as a public offering. This document is not intended to constitute an offer or solicitation to purchase or invest in the Reopened Notes described herein. The Reopened Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Reopened Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the Reopened Notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

This investment supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Reopened Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Reopened Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Uruguay

The offering of the Reopened Notes pursuant to the Invitation constitutes a private placement pursuant to section 2 of Uruguayan law 18,627 and the Reopened Notes are not and will not be registered with the Superintendence of Financial Services of the Central Bank of Uruguay.

GENERAL INFORMATION

Due Authorization

The issue of the Reopened Notes has been authorized by the Decree of the President of Mexico dated December 2, 2009.

Listing and Admission to Trading; Luxembourg Listing Agent

Application will be made to list the Reopened Notes on the Luxembourg Stock Exchange and to have each series of Reopened Notes admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange. The Luxembourg listing agent is KBL European Private Bankers S.A. 43, Boulevard Royal, L-2955 Luxembourg.

Litigation

Neither Mexico nor any governmental agency of Mexico is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts that are material in the context of the Invitation or issue of the Reopened Notes and that would materially and adversely affect Mexico’s ability to meet its obligations under the Reopened Notes or the fiscal agency agreement with respect to the Reopened Notes. Mexico is not aware of any such litigation, arbitration or administrative proceeding that is pending or threatened.

Documents Relating to the Reopened Notes

Copies of the fiscal agency agreement and the form of the Reopened Notes of each series may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the specified offices of the fiscal agent and paying agents.

Where You Can Find More Information

The SEC allows Mexico to incorporate by reference some information that Mexico files with the SEC. Mexico can disclose important information to you by referring to these documents. The following documents are considered a part of and incorporated by reference in this invitation supplement and the accompanying prospectus supplement and prospectus:

•	Mexico’s Annual Report on Form 18-K for the year ended December 31, 2010 (the “Annual Report”), as filed with the SEC on October 28, 2011, SEC file number 333-03610;

•

Amendment No. 1 on Form 18-K/A to the Annual Report, as filed on January 3, 2012 with the SEC, Amendment No. 3 on Form 18-K/A to the Annual Report, as filed on March 5, 2012 with the SEC and Amendment No. 5 on Form 18-K/A to the Annual Report, as filed on August 3, 2012 with the SEC; and

•

each amendment to the Annual Report on Form 18-K/A, and each subsequent Annual Report on Form 18-K and any amendment thereto on Form 18-K/A, filed on or after the date of this invitation supplement and before the Expiration Date.

Information that Mexico files with the SEC in the form of any amendment to the Annual Report on Form 18 K/A, any subsequent Annual Report on Form 18-K and any amendment thereto on Form 18-K/A filed on or after the date of this invitation supplement and before the Expiration Date will update and supercede earlier information that it has filed, and will be considered part of and incorporated by reference in this invitation supplement.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Washington, D.C. 20002

Please call the SEC at 1-800-SEC-0330 for further information. In addition, electronic SEC filings of Mexico are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Clearing

The Reopened Notes have been accepted for clearance through Euroclear, Clearstream, Luxembourg and DTC.

Validity of the Reopened Notes

The validity of the Reopened Notes will be passed upon for Mexico, as to all matters of Mexican law, by the Fiscal Attorney of the Federation of Mexico, the Deputy Fiscal Attorney of the Federation for Financial Affairs of Mexico or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit, and as to all matters of U.S. law, by Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to Mexico.

The validity of the Reopened Notes will be passed upon for the Dealer Managers, as to all matters of Mexican law, by Ritch Mueller, S.C., and as to all matters of U.S. law, by Sullivan & Cromwell LLP.

As to all matters of Mexican law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit; and Sullivan & Cromwell LLP may rely on the opinions of the Fiscal Attorney, the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit and Ritch Mueller, S.C.

As to all matters of U.S. law, the Fiscal Attorney, the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP; and Ritch Mueller, S.C. may rely on the opinion of Sullivan & Cromwell LLP.

Information on Mexico

Mexico confirms that the Invitation materials do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Mexico accepts responsibility accordingly. The Invitation materials are being furnished solely for use by investors in connection with their consideration of their participation in the Invitation.

ANNEX A

Formula to Price Old Bonds and Reopened Notes Based on Yield to Maturity

Whenever in this invitation supplement there is a reference to a price per U.S. $1,000 principal amount of securities intended to result in a specified yield to maturity on the Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

Definitions

PRICE	=	The price per U.S. $1,000 principal amount of the securities. PRICE will be rounded to two decimal places, with U.S. $0.005 rounded to U.S. $0.01.

N	=	The number of remaining cash payment dates for the securities from (but excluding) the Settlement Date to (and including) the maturity date for securities.

CFi	=	The aggregate amount of cash per U.S. $1,000 principal amount scheduled to be paid in respect of the securities on the “ith” out of the N cash payment dates for securities. Scheduled payments of cash include interest only.

YLD	=	Specified yield to maturity of the securities (expressed as a decimal number).

S	=	Number of days from and including the semi-annual interest payment date for the securities immediately preceding the Settlement Date up to, but excluding, the Settlement Date. The number of days is computed using the 30/360 day count method.

/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

AI	=	Accrued and unpaid interest on the securities per U.S. $1,000 principal amount of the securities from and including the most recent interest payment date to but excluding the Settlement Date.

N S i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “i” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

Price for Old Bonds with a maturity date six months or more after the Settlement Date and Reopened Notes:	=	$1,000	+	N S i=1	CFi	– AI
		(1+YLD/2) exp (N - S/180)			(1+YLD/2) exp (i - S/180)

Price for Old Bonds with a maturity date less than six months after the Settlement Date:	=	$1,000	+	CFi	– AI
		1+(YLD/2)(1 - S/180)		1+(YLD/2)(1 - S/180)

A-1

ANNEX B

Hypothetical Examples of Exchange of Old Bonds for Reopened Notes

Assumptions
Expected Settlement Date:		August 20, 2012
Assumed UST Benchmark Rate for UST 1.750% Note due May 15, 2022 (for exchanges of Old Bonds into Reopened 2022 Notes) (the “10-Year UST Yield”):		1.47%
Assumed UST Benchmark Rate for UST 3.000% Bond due May 15, 2042 (for exchanges of Old Bonds into Reopened 2044 Notes or Reopened 2110 Notes) (the “30-Year UST Yield”):		2.53%
Assumed Benchmark Spread of Reopened 2022 Notes to 10-Year UST Yield:		0.98%
Assumed Benchmark Spread of Reopened 2044 Notes to 30-Year UST Yield:		1.31%
Assumed Benchmark Spread of Reopened 2110 Notes to 30-Year UST Yield:		2.00%
Assumed Clearing Cash Payment for all Combinations (per US$1,000 of Old Bonds accepted):	US$	0.01

I. Calculation of Old Bond Exchange Values

A. Exchanges of Group A Old Bonds into Reopened 2022 Notes
	A	B	C	A+B-C	D				E		G = D+E
Old Bonds Series	UST Benchmark Rate[1]	Benchmark Spread[2]	Relative Spread (expressed as a percentage)[3]	Old Bond Yield	Old Bond Price per $1,000 of Old Bonds[4]		Days of Accrued Interest	Old Bond Coupon	Accrued Interest Per $1,000 of Old Bonds[5]		Old Bond Exchange Value Per $1,000 of Old Bonds
2013 Notes			2.27%	0.18%	US$	1,025.10	34	6.375%	US$	6.02	US$	1,031.12
January 2014 Notes			1.53%	0.92%	US$	1,068.89	35	5.875%	US$	5.71	US$	1,074.60
February 2014 Notes	1.47%	0.98%	1.53%	0.92%	US$	1,073.24	3	5.875%	US$	0.49	US$	1,073.73
2015 Notes			1.27%	1.18%	US$	1,135.65	167	6.625%	US$	30.73	US$	1,166.38
2016 Bonds			1.03%	1.42%	US$	1,392.26	155	11.375%	US$	48.98	US$	1,441.24
2017 Notes			0.98%	1.47%	US$	1,176.50	35	5.625%	US$	5.47	US$	1,181.97

B. Exchanges of Group A Old Bonds or Group B Old Bonds into Reopened 2044 Notes
	A	B	C	A+B-C	D				E		F		G = D+E-F
Old Bond Series	UST Benchmark Rate[1]	Benchmark Spread[2]	Relative Spread[3]	Old Bond Yield	Old Bond Price per $1,000 of Old Bonds[4]		Days of Accrued Interest	Old Bond Coupon	Accrued Interest Per $1,000 of Old Bonds[5]		Base Cash Component per $1,000 of Old Bonds		Old Bond Exchange Value Per $1,000 of Old Bonds
2013 Notes			3.66%	0.18%	US$	1,025.10	34	6.375%	US$	6.02	US$	0.00	US$	1,031.12
January 2014 Notes			2.92%	0.92%	US$	1,068.89	35	5.875%	US$	5.71	US$	0.00	US$	1,074.60
February 2014 Notes			2.92%	0.92%	US$	1,073.24	3	5.875%	US$	0.49	US$	0.00	US$	1,073.73
2015 Notes			2.66%	1.18%	US$	1,135.65	167	6.625%	US$	30.73	US$	0.00	US$	1,166.38
2016 Bonds			2.42%	1.42%	US$	1,392.26	155	11.375%	US$	48.98	US$	0.00	US$	1,441.24
2017 Notes			2.37%	1.47%	US$	1,176.50	35	5.625%	US$	5.47	US$	0.00	US$	1,181.97
2019 Notes	2.53%	1.31%	1.89%	1.95%	US$	1,245.89	151	5.950%	US$	24.96	US$	0.00	US$	1,270.85
2019 Bonds			1.81%	2.03%	US$	1,414.76	50	8.125%	US$	11.28	US$	0.00	US$	1,426.04
2020 Notes			1.76%	2.08%	US$	1,207.90	35	5.125%	US$	4.98	US$	0.00	US$	1,212.88
2022 Notes			1.33%	2.51%	US$	1,486.83	146	8.000%	US$	32.44	US$	0.00	US$	1,519.27
2026 Bonds			0.60%	3.24%	US$	1,909.81	95	11.500%	US$	30.35	US$	0.00	US$	1,940.16
2031 Notes			0.33%	3.51%	US$	1,659.78	5	8.300%	US$	1.15	US$	0.00	US$	1,660.93
2033 Notes			0.22%	3.62%	US$	1,560.50	132	7.500%	US$	27.50	US$	0.00	US$	1,588.00
2034 Notes			0.19%	3.65%	US$	1,467.44	143	6.750%	US$	26.81	US$	0.00	US$	1,494.25
2040 Notes			0.00%	3.84%	US$	1,372.43	39	6.050%	US$	6.55	US$	250.00	US$	1,128.98

C. Exchanges of Group A Old Bonds or Group B Old Bonds into Reopened 2110 Notes
	A	B	C	A+B-C	D				E		G = D+E
Old Bond Series	UST Benchmark Rate[1]	Benchmark Spread[2]	Relative Spread[3]	Old Bond Yield	Old Bond Price per $1,000 of Old Bonds[4]		Days of Accrued Interest	Old Bond Coupon	Accrued Interest Per $1,000 of Old Bonds[5]		Old Bond Exchange Value Per $1,000 of Old Bonds
2013 Notes			4.47%	0.06%	US$	1,025.60	34	6.375%	US$	6.02	US$	1,031.62
January 2014 Notes			3.78%	0.75%	US$	1,071.37	35	5.875%	US$	5.71	US$	1,077.08
February 2014 Notes			3.77%	0.76%	US$	1,075.72	3	5.875%	US$	0.49	US$	1,076.21
2015 Notes			3.44%	1.09%	US$	1,138.07	167	6.625%	US$	30.73	US$	1,168.80
2016 Bonds			3.16%	1.37%	US$	1,394.67	155	11.375%	US$	48.98	US$	1,443.65
2017 Notes			3.17%	1.36%	US$	1,181.65	35	5.625%	US$	5.47	US$	1,187.12
2019 Notes			2.65%	1.88%	US$	1,250.80	151	5.950%	US$	24.96	US$	1,275.76
2019 Bonds	2.53%	2.00%	2.56%	1.97%	US$	1,419.80	50	8.125%	US$	11.28	US$	1,431.08
2020 Notes			2.52%	2.01%	US$	1,213.25	35	5.125%	US$	4.98	US$	1,218.23
2022 Notes			2.06%	2.47%	US$	1,491.37	146	8.000%	US$	32.44	US$	1,523.81
2026 Bonds			1.32%	3.21%	US$	1,914.90	95	11.500%	US$	30.35	US$	1,945.25
2031 Notes			1.05%	3.48%	US$	1,665.62	5	8.300%	US$	1.15	US$	1,666.77
2033 Notes			0.94%	3.59%	US$	1,566.39	132	7.500%	US$	27.50	US$	1,593.89
2034 Notes			0.91%	3.62%	US$	1,473.34	143	6.750%	US$	26.81	US$	1,500.15
2040 Notes			0.81%	3.72%	US$	1,398.08	39	6.050%	US$	6.55	US$	1,404.63

II. Calculation of Reopened Note Exchange Values

Exchanges into Reopened Notes
	H	I	H + I	J				K		L = J + K
Reopened Note Series	UST Benchmark Rate[1]	Benchmark Spread[2]	Reopened Notes Yield	Reopened Notes Price Per $1,000 of Reopened Notes[6]		Days of Accrued Interest	Coupon Rate	Accrued Interest Per $1,000 of Reopened Notes[5]		Reopened Notes Exchange Value Per $1,000 of Reopened Notes
2022 Notes	1.47%	0.98%	2.45%	US$	1,099.68	155	3.625%	US$	15.61	US$	1,115.29
2040 Notes	2.53%	1.31%	3.84%	US$	1,165.58	162	4.750%	US$	21.38	US$	1,186.96
2110 Notes	2.53%	2.00%	4.53%	US$	1,265.93	128	5.750%	US$	20.44	US$	1,286.37

(1)	As assumed.
(2)	As assumed.
(3)	As stated on the front cover of this document for the relevant series of Old Bonds.
(4)	Price which results using calculation in Annex A using the discount yield in the column immediately to the left.
(5)	Accrued interest on $1,000 principal amount of Old Bonds or Reopened Notes, as applicable, calculated on a 30/360 basis.
(6)	Price which results using calculation in Annex A using the discount yield in the column immediately to the left.

III. Calculation of Exchange Consideration

A. Exchanges of Group A Old Bonds into Reopened 2022 Notes
	M		G		L		N	O = M * N		P		Q		R = P + Q
Old Bonds Series	Principal Amount of Old Bonds Offered and Accepted		Old Bond Exchange Value (from I.A. above)		Reopened Note Exchange Value (from II above)		Exchange Ratio (G/L)	Principal Amount of Reopened Notes to be Received		Clearing Cash Payment (M/US$1,000)* U.S.$0.01		Cash in Respect of Rounding		Total Cash Payment
2013 Notes	US$	1,000,000	US$	1,031.12	US$	1,115.29	0.92453	US$	924,000	US$	10.00	US$	591.10	US$	601.10
January 2014 Notes	US$	1,000,000	US$	1,074.60	US$	1,115.29	0.96352	US$	962,000	US$	10.00	US$	1,695.24	US$	1,705.24
February 2014 Notes	US$	1,000,000	US$	1,073.73	US$	1,115.29	0.96274	US$	962,000	US$	10.00	US$	825.31	US$	835.31
2015 Notes	US$	1,000,000	US$	1,166.38	US$	1,115.29	1.04581	US$	1,044,000	US$	10.00	US$	2,018.67	US$	2,028.67
2016 Bonds	US$	1,000,000	US$	1,441.24	US$	1,115.29	1.29226	US$	1,292,000	US$	10.00	US$	289.98	US$	299.98
2017 Notes	US$	1,000,000	US$	1,181.97	US$	1,115.29	1.05979	US$	1,058,000	US$	10.00	US$	1,996.37	US$	2,006.37

B. Exchanges of Group A Old Bonds or Group B Old Bonds into Reopened 2044 Notes
	M		G		L		N	O = M * N		P		Q		R		S = P + Q + R
Old Bonds Series	Principal Amount of Old Bonds Offered and Accepted		Old Bond Exchange Value (from I.B. above)		Reopened Note Exchange Value (from II above)		Exchange Ratio (G/L)	Principal Amount of Reopened Notes to be Received		Base Cash Component		Clearing Cash Payment (M/US$1,000)* U.S.$0.01		Cash in Respect of Rounding		Total Cash Payment
2013 Notes	US$	1,000,000	US$	1,031.12	US$	1,186.96	0.86871	US$	868,000	US$	0.00	US$	10.00	US$	842.74	US$	852.74
January 2014 Notes	US$	1,000,000	US$	1,074.60	US$	1,186.96	0.90534	US$	904,000	US$	0.00	US$	10.00	US$	1,590.53	US$	1,600.53
February 2014 Notes	US$	1,000,000	US$	1,073.73	US$	1,186.96	0.90461	US$	904,000	US$	0.00	US$	10.00	US$	724.05	US$	734.05
2015 Notes	US$	1,000,000	US$	1,166.38	US$	1,186.96	0.98266	US$	982,000	US$	0.00	US$	10.00	US$	783.39	US$	793.39
2016 Bonds	US$	1,000,000	US$	1,441.24	US$	1,186.96	1.21423	US$	1,214,000	US$	0.00	US$	10.00	US$	273.00	US$	283.00
2017 Notes	US$	1,000,000	US$	1,181.97	US$	1,186.96	0.99580	US$	994,000	US$	0.00	US$	10.00	US$	2,136.53	US$	2,146.53
2019 Notes	US$	1,000,000	US$	1,270.85	US$	1,186.96	1.07068	US$	1,070,000	US$	0.00	US$	10.00	US$	807.13	US$	817.13
2019 Bonds	US$	1,000,000	US$	1,426.04	US$	1,186.96	1.20142	US$	1,200,000	US$	0.00	US$	10.00	US$	1,685.48	US$	1,695.48
2020 Notes	US$	1,000,000	US$	1,212.88	US$	1,186.96	1.02184	US$	1,020,000	US$	0.00	US$	10.00	US$	2,184.01	US$	2,194.01
2022 Notes	US$	1,000,000	US$	1,519.27	US$	1,186.96	1.27997	US$	1,278,000	US$	0.00	US$	10.00	US$	2,338.31	US$	2,348.31
2026 Bonds	US$	1,000,000	US$	1,940.16	US$	1,186.96	1.63456	US$	1,634,000	US$	0.00	US$	10.00	US$	664.70	US$	674.70
2031 Notes	US$	1,000,000	US$	1,660.93	US$	1,186.96	1.39931	US$	1,398,000	US$	0.00	US$	10.00	US$	1,554.92	US$	1,564.92
2033 Notes	US$	1,000,000	US$	1,588.00	US$	1,186.96	1.33787	US$	1,336,000	US$	0.00	US$	10.00	US$	2,219.62	US$	2,229.62
2034 Notes	US$	1,000,000	US$	1,494.25	US$	1,186.96	1.25889	US$	1,258,000	US$	0.00	US$	10.00	US$	1,056.39	US$	1,066.39
2040 Notes	US$	1,000,000	US$	1,128.98	US$	1,186.96	0.95115	US$	950,000	US$	250,000.00	US$	10.00	US$	1,365.00	US$	251,375.00

C. Exchanges of Group A Old Bonds or Group B Old Bonds into Reopened 2110 Notes
	M		G		L		N	O = M * N		P		Q		S = P + Q
Old Bonds Series	Principal Amount of Old Bonds Offered and Accepted		Old Bond Exchange Value (from I.C. above)		Reopened Note Exchange Value (from II above)		Exchange Ratio (G/L)	Principal Amount of Reopened Notes to be Received		Clearing Cash Payment (M/ US$1,000)* U.S.$0.01		Cash in Respect of Rounding		Total Cash Payment
2013 Notes	US$	1,000,000	US$	1,031.62	US$	1,286.37	0.80196	US$	800,000	US$	10.00	US$	2,521.29	US$	2,531.29
January 2014 Notes	US$	1,000,000	US$	1,077.08	US$	1,286.37	0.83730	US$	836,000	US$	10.00	US$	1,672.28	US$	1,682.28
February 2014 Notes	US$	1,000,000	US$	1,076.21	US$	1,286.37	0.83663	US$	836,000	US$	10.00	US$	810.41	US$	820.41
2015 Notes	US$	1,000,000	US$	1,168.80	US$	1,286.37	0.90860	US$	908,000	US$	10.00	US$	771.82	US$	781.82
2016 Bonds	US$	1,000,000	US$	1,443.65	US$	1,286.37	1.12227	US$	1,122,000	US$	10.00	US$	347.32	US$	357.32
2017 Notes	US$	1,000,000	US$	1,187.12	US$	1,286.37	0.92284	US$	922,000	US$	10.00	US$	1,080.55	US$	1,090.55
2019 Notes	US$	1,000,000	US$	1,275.76	US$	1,286.37	0.99175	US$	990,000	US$	10.00	US$	2,251.15	US$	2,261.15
2019 Bonds	US$	1,000,000	US$	1,431.08	US$	1,286.37	1.11249	US$	1,112,000	US$	10.00	US$	630.32	US$	640.32
2020 Notes	US$	1,000,000	US$	1,218.23	US$	1,286.37	0.94703	US$	946,000	US$	10.00	US$	1,324.96	US$	1,334.96
2022 Notes	US$	1,000,000	US$	1,523.81	US$	1,286.37	1.18458	US$	1,184,000	US$	10.00	US$	746.09	US$	756.09
2026 Bonds	US$	1,000,000	US$	1,945.25	US$	1,286.37	1.51220	US$	1,512,000	US$	10.00	US$	257.27	US$	267.27
2031 Notes	US$	1,000,000	US$	1,666.77	US$	1,286.37	1.29572	US$	1,294,000	US$	10.00	US$	2,212.56	US$	2,222.56
2033 Notes	US$	1,000,000	US$	1,593.89	US$	1,286.37	1.23906	US$	1,238,000	US$	10.00	US$	1,363.55	US$	1,373.55
2034 Notes	US$	1,000,000	US$	1,500.15	US$	1,286.37	1.16619	US$	1,166,000	US$	10.00	US$	244.41	US$	254.41
2040 Notes	US$	1,000,000	US$	1,404.63	US$	1,286.37	1.09193	US$	1,090,000	US$	10.00	US$	2,482.69	US$	2,492.69

THE ISSUER

United Mexican States

Secretaría de Hacienda y Crédito Público

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

01020 México, D.F.

DEALER MANAGERS

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036 In the United States: (888) 292-0070 (U.S. toll free) Outside the United States: (646) 855-3401

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue
New York, New York 10010
In the United States: (800) 820-1653
(U.S. toll free)
(212) 538-2147 (collect)
Outside the United States: +44 20 7883 8763/7161

Goldman, Sachs & Co. 200 West Street New York, New York 10282 In the United States: (800) 828-3182 (U.S. toll free) Outside the United States: (212) 902-5183

INFORMATION AND EXCHANGE AGENT

Bondholder Communications Group, LLC

30 Broad St., 46th Floor

New York, NY 10004

Attention: Monica Santos, E-mail: msantos@bondcom.com

In the United States: 1-888-385-2663

Outside of the United States: 1-212-809-2663

In London: 28 Throgmorton St., 1st Floor

London EC2N 2AN

Tel: +44 20 7382 4580

website: www.bondcom.com/ums

FISCAL AGENT AND PAYING AGENT	LUXEMBOURG LISTING AGENT AND PAYING AGENT

Citibank, N.A. Global Agency & Trust Services 111 Wall Street, 5th Floor New York, New York 10043	KBL European Private Bankers S.A. 43, Boulevard Royal L-2955 Luxembourg

LEGAL ADVISORS

To Mexico as to U.S. law:	To Mexico as to Mexican law:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Deputy Director General of Legal Procedures of Credit Ministry of Finance and Public Credit Insurgentes Sur 795, Piso 12 Colonia Nápoles 03810 México, D.F.

To the Dealer Managers as to U.S. law:	To the Dealer Managers as to Mexican law:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	Ritch Mueller, S.C. Torre del Bosque Blvd. Manuel Ávila Camacho No. 24 Piso 20 Colonia Lomas de Chapultepec 11000 México, D.F.